Exhibit 4.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. [***] indicates that information has been excluded.

LICENSE Agreement by and AMONG

Vicore pharma AB

AND

Nippon Shinyaku Co., Ltd.

Executed Version

TABLE OF CONTENTS

1. DEFINITIONS	3
2. LICENSE GRANTS	15
3. GOVERNANCE & DECISIONMAKING	19
4. RESEARCH & DEVELOPMENT	24
5. REGULATORY	27
6. MANUFACTURE AND SUPPLY	29
7. COMMERCIALIZATION	31
8. DILIGENCE & NON-COMPETE	33
9. PAYMENTS	34
10. INTELLECTUAL PROPERTY	41
11. CONFIDENTIALITY & PUBLICATION	48
12. REPRESENTATIONS & WARRANTIES	52
13. INDEMNIFICATION, LIABILITY & INSURANCE	55
14. TERM AND TERMINATION	58
15. MISCELLANEOUS	66

This License Agreement, entered into as of February 9 2024 (the “Effective Date”), is entered into by and among Vicore Pharma AB, a limited company existing under the laws of the Sweden having a principal place of business at Kornhamnstorg 53, SE-111 27 Stockholm, Sweden (“Vicore”) and Nippon Shinyaku Co., Ltd., a Japanese corporation with an address of 14, Nishinosho-Monguchi-cho, Kisshoin, Minami-ku, Kyoto 601-8550, Japan (“NS”). Vicore and NS are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Vicore is engaged in the discovery, research, development, and manufacture of C21, a small molecule targeting the angiotensin II type 2 receptor, and possesses proprietary technology, know-how and intellectual property rights relating thereto;

Whereas, NS possesses expertise in developing, manufacturing, marketing and selling pharmaceutical products; and

Whereas, NS wishes to develop, manufacture, and commercialize the Licensed Product in the Territory (as defined below).

Now, therefore, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. DEFINITIONS.

The following capitalized terms or derivatives thereof (verbs, nouns, singular, plural), when used in this Agreement, shall have the following meanings:

1.1. “Accounting Standards” means the International Financial Reporting Standards (IFRS), the U.S. Generally Accepted Accounting Principles (US GAAP), and any other internationally recognized accounting standards that may be adopted by a Party.

1.2. “Additional Indication” means any disease other than those set forth in Licensed Field.

1.3. “Adverse Events” shall mean any adverse medical occurrence in a patient or clinical investigation subject to whom the Licensed Product is administered and which could but does not necessarily have a causal relationship with the Licensed Product, including any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the administration of the Licensed Product, whether or not considered related to or caused by the administration of the Licensed Product.

1.4. “Affiliate” means, with respect to a Party, any person or entity, which directly or indirectly controls, is controlled by, or is under common control with such Party. Solely as used in this definition, the term “control” means (a) the ownership, directly or indirectly, beneficially or legally, of at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a person or entity in a particular jurisdiction) of such Party or other person or entity, as applicable, or such other comparable ownership interest with respect to any person or entity that is not a corporation; or (b) the power, direct or indirect, whether through ownership of voting securities or partnership or other ownership interests of more than fifty percent (50%), by contract or otherwise, to direct the management and policies of a Party or such other person or entity, as applicable.

1.5. “Agreement” means this document including any and all exhibits, appendices and amendments to it as may be initially included, added or amended from time to time in accordance with the provisions of this Agreement.

1.6. “Alliance Manager” has the meaning set forth in Section 3.1.

1.7. “Applicable Law” means any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority and the U.S. Securities and Exchange Commission (“SEC”) and is in force as of the Effective Date or comes into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.8. “Arising IP” means collectively, Arising Know-How, Arising Patents and all Intellectual Property Rights therein.

1.9. “Arising Know-How” means all Know-How used, generated, or otherwise acquired by or on behalf NS or any of its Affiliates or their Sublicensees after the Effective Date in the course of performing any activities under this Agreement.

1.10. “Arising Patents” means (a) all Patent Rights arising from Arising Know-How filed during the Term and (b) all Patents co-invented (in accordance with U.S. patent law) by or on behalf of both Vicore and NS during the Term.

1.11. “ATRAG” means an angiotensin II type 2 receptor agonist.

1.12. “Branding Strategy” has the meaning set forth in Section 7.5.

1.13. “Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Stockholm, Sweden, or Tokyo, Japan.

1.14. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.15. “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.16. “Change of Control” means with respect to a Party, (a) completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving such Party as a result of which either (1) the stockholders of such Party immediately preceding such transaction hold less than fifty percent (50%) of the outstanding shares, or less than fifty percent (50%) of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets, including such Party’s assets related to the Licensed Product, either directly or through one or more subsidiaries), or (2) any single Third Party person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect, referred to as a “Group”) holds fifty percent (50%) or more of the outstanding shares or voting power of the ultimate company or entity resulting from such transaction immediately after the consummation thereof (including a company or entity which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries); or (b) the direct or indirect acquisition (including by means of a tender offer or an exchange offer) by any Third Party person or Group of beneficial ownership (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect), or the right to acquire beneficial ownership, or formation of any Third Party Group which beneficially owns or has the right to acquire beneficial ownership, of fifty percent (50%) or more of either the outstanding voting power or the then outstanding shares of such Party, in each case on a fully-diluted basis. For the avoidance of doubt, a transaction solely to change the domicile of a Party shall not constitute a Change of Control as long as there is no change of direct or indirect shareholding.

1.17. “Clinical Study” means a Phase 1 Study, Phase 2a Study, Phase 2b Study, Phase 3 Study, Phase 4 Study or other study (including a non-interventional study) in humans to obtain information regarding the product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, efficacy or other health outcomes of the Licensed Product.

1.18. “CMC” means chemistry, manufacturing and control, as defined by the applicable Regulatory Authority that regulates a manufacturing activity.

1.19. “CMO” means a contract manufacturing organization for any cGMP activity to support development or commercial manufacturing activities, including any Clinical Study or commercial activities related to manufacture, testing, device, warehouse, packaging, labeling, and distribution.

1.20. “Commercial Milestone Event” has the meaning set forth in Section 9.3.

1.21. “Commercial Milestone Payment” has the meaning set forth in Section 9.3.

1.22. “Commercial Supply Agreement” has the meaning set forth in Section 6.1.

1.23. “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a product and interacting with Regulatory Authorities following receipt of Marketing Approval in the Territory, and activities directed to obtaining Pricing Approvals, as applicable, including those activities in accordance with each Commercialization Plan.

1.24. “Commercialization Plan” has the meaning set forth in Section 7.4.

1.25. “Commercialization Strategy” has the meaning set forth in Section 7.3.

1.26. “Commercially Reasonable Efforts” means (a) [***].

1.27. “Competing Product” means any [***].

1.28. “Completion” or “Completed” means with respect to a Clinical Study, the availability of topline data generated from such Clinical Study.

1.29. “Confidential Information” means any and all Know-How, information and Data of a confidential nature, whether financial, business, legal, technical or non-technical, whether in oral, written, electronic or other form, including information and data related to a Product, a Party, or any concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement, that is disclosed, supplied or otherwise made available by or on behalf of one Party or any of its Affiliates or Sublicensees (“Disclosing Party”) to the other Party or any of its Affiliates or Sublicensees (“Receiving Party”) in connection with this Agreement. Arising IP shall be treated as the Confidential Information of both Parties hereunder. The terms of this Agreement shall be treated as the Confidential Information of both Parties hereunder. All Confidential Information disclosed by a Party pursuant to the Confidential Agreement between the Parties on [***] (the “Prior CDA”) shall be deemed to be Confidential Information of the applicable Party pursuant to this Agreement (with the mutual understanding and agreement that any use and disclosure thereof that is authorized under, and consistent with, Section 10.7.1 shall not be restricted by, or be deemed a violation of, such Prior CDA).

1.30. “Control”, “Controlled” or “Controlling” means, with respect to a subject item (including any Intellectual Property Right, Know-How, Data, Marketing Approvals or Regulatory Materials) (“Subject Item”), the possession (whether arising by ownership, pursuant to a license or sublicense or otherwise, other than pursuant to this Agreement) by a Party of the ability of such Party or its Affiliate to grant a license, sublicense or access to the other Party with respect to such Subject Item, as provided in this Agreement, without resulting in any consideration payable by such Party or its Affiliate to any Third Party (except as contemplated by Section 9.5.2), or violating the terms of any agreement or other arrangement with any Third Party, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access.

1.31. “Cover,” “Covered” or “Covering” means, with respect to the applicable invention, discovery, process or product (including the Licensed Product), as appropriate, (a) and a Patent Right, that, in the absence of a (sub)license under, or ownership of, such Patent Right, the Development, Manufacture or Commercialization of such invention, discovery, process or product (including making, using, offering for sale, selling or importing thereof), as appropriate, with respect to a given country, would infringe such Patent Right (or, in the case of a Patent Right that has not yet issued, would infringe any then-pending claim in such Patent Right if it were to issue with such claim), and (b) and any Know-How, that, in the absence of a (sub)license under, or ownership of, such Know-How, the Development, Manufacture or Commercialization (including making, using, offering for sale, selling or importing thereof) of such invention, discovery, process or product incorporates, embodies or otherwise makes use of such Know-How.

1.32. “CPI” means the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), in the United States.

1.33. “CPI Adjustment” means the sum of the percentage increase or decrease, if any, in the CPI applicable to such personnel for the [***] of the Calendar Year prior to the Calendar Year for which the adjustment is being made.

1.34. “CREATE Act” has the meaning set forth in Section 10.4.

1.35. “CRO” means a contract research organization.

1.36. “CSO” means a contract sales organization.

1.37. “Data” means any and all non-aggregated and aggregated research, pharmacology, pre-clinical, clinical, commercial, marketing, process development, Manufacturing and other data or information, including investigator brochures and reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety data, in each case generated from, or related to, Clinical Studies or non-clinical studies, research or testing specifically related or directed to a Licensed Product. For the avoidance of doubt, Data shall be deemed Confidential Information of the Disclosing Party for the purposes of this Agreement and subject to Section 11.1 of this Agreement.

1.38. “Defending Party” has the meaning set forth in Section 10.5.2.

1.39. “Development” or “Develop” means any and all clinical and non-clinical drug development activities conducted before or after obtaining Marketing Approval that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Marketing Approval or to the appropriate body for obtaining, supporting or expanding Pricing Approval, including all activities related to pharmacokinetic profiling, design and conduct of Clinical Studies, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith).

1.40. “Development Plan” means the Development Plan for the Licensed Product in the Territory as described in Section 4.1.

1.41. “Developmental Milestone Event” has the meaning set forth in Section 9.2.

1.42. “Developmental Milestone Payment” has the meaning set forth in Section 9.2.

1.43. “Dollars” or “$” means the lawful currency of the United States.

1.44. “Exploit” means to make, have made, use, import, export, offer to sell, sell, Develop, Manufacture, Commercialize, or otherwise exploit. “Exploitation” will be construed accordingly.

1.45. “Effective Date” has the meaning set forth in the preamble.

1.46. “Finished Product” shall mean the Licensed Product in its finished, labeled, assembled, and packaged form, ready for sale to the market or use in Clinical Studies or pre-clinical studies, as the case may be.

1.47. “First Commercial Sale” means the first commercial sale in an arms’ length transaction of the Licensed Product to a Third Party by NS or any of its Affiliates or their Sublicensees in the Territory following receipt of applicable Marketing Approval of the Licensed Product in the Territory. For clarity, the First Commercial Sale shall not include (a) any sale of the Licensed Product for use in a Clinical Study or other Development activity, or (b) any distribution or other sale of the Licensed Product solely for patient assistance, named patient use, compassionate use, or test marketing programs or non-registrational studies or similar programs or studies where the Licensed Product is supplied without charge or at the actual Fully Burdened Manufacturing Cost thereof (without any markup).

1.48. “FTE” means a full-time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by Vicore or its Affiliates and assigned to perform specified work hereunder (such as providing assistance in clinical training, document review and/or drafting, etc.), with such commitment of time and effort to constitute one employee performing such work on a full-time basis.

1.49. “FTE Cost” means, for all activities performed in accordance with this Agreement by Vicore, the result of (a) the number of FTEs performing for such activities, times (b) [***] and each subsequent NS Fiscal Year, the FTE Cost shall be adjusted by the applicable CPI Adjustment, which shall be determined no later than [***] of the preceding year.

1.50. “Fully Burdened Manufacturing Cost” means [***].

1.51. “Generic Product” means with respect to the Licensed Product in the Territory, a drug approved by the PMDA as a generic equivalent to a Licensed Product (i.e., a drug with the same active pharmaceutical ingredient (API), dosage form, strength, quality, indication, effect, direction, and dose as the original proprietary drug).

1.52. “Global Clinical Study” has the meaning set forth in Section 4.1.1.

1.53. “Global Clinical Development Plan” has the meaning set forth in Section 4.1.

1.54. “GPSP” means the Japanese Good Post-Marketing Study Practice.

1.55. “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body. Governmental Authorities include all Regulatory Authorities.

1.56. “GxP” means quality standards and regulatory requirements including GCP, GLP and cGMP as defined in this section. GCP means; all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), Japanese Ministerial Ordinance on Good Clinical Practice for Drugs and any other guidelines for Good Clinical Practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects. GLP means the then-current practices and procedures set forth in Title 21, United States Code of Federal Regulations, Part 58 (as amended), and the equivalent Applicable Law in the Territory, and any other regulations, guidelines or guidance documents relating to Good Laboratory Practices, or any foreign equivalents thereof in the country in which such studies or Clinical Studies are conducted or that are otherwise applicable. cGMP means all current Good Manufacturing Practices and regulations applicable to the Manufacture of the Product that are promulgated by any applicable Regulatory Authority having jurisdiction over the Manufacture of the Product, including, as applicable, as promulgated under and in accordance with (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 Guideline, and (d) the equivalent Applicable Law in any relevant country or region, each as may be amended and applicable from time to time. “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, (b) the Investigational Medicinal Product Dossier (IMPD) in Europe, or (c) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, and any amendments to the foregoing (a), (b) or (c), in each case, the filing of which is necessary to initiate or conduct a Clinical Study of an investigational drug or biological product in humans in such jurisdiction.

1.57. “Indemnification Claim Notice” has the meaning set forth in Section 13.3.

1.58. “Indemnified Party” has the meaning set forth in Section 13.3.

1.59. “Indemnifying Party” has the meaning set forth in Section 13.3.

1.60. “Indirect Taxes” shall mean value added, sales, consumption, goods and services taxes or similar taxes required by Applicable Law to be disclosed as a separate item on the relevant invoice.

1.61. “Initial Indication” means idiopathic pulmonary fibrosis.

1.62. “Initiation” or “Initiated” means, (i) with respect to a Clinical Study of a Licensed Product, the first dosing of the first human subject pursuant to the protocol for such Clinical Study or (ii) with respect to a GLP Tox Study, the start date of the in-life phase of such GLP Tox Study.

1.63. “Intellectual Property Rights” means, collectively, Patent Rights, copyrights, Trademarks, designs, domain names, moral rights and all other intellectual property and proprietary rights.

1.64. “JPY” or “¥” means Japanese Yen, the lawful currency of Japan.

1.65. “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.2.

1.66. “Know-How” means any and all ideas, concepts, designs, technical information, techniques, Data, database rights, discoveries, inventions, practices, methods, procedures, processes, algorithm, knowledge, skill, experience, test data and any other information or technology, whether in written, electronic, graphic or any other form, including pharmaceutical, chemical, biological and biochemical compositions, formulations, assays, APIs, molecules, samples, cell lines, journals and laboratory notebooks.

1.67. “Licensed Compound” means C21 or buloxibutid, an orally available low molecular weight ATRAG with the structure set forth in Exhibit A.

1.68. “Licensed Field” means, with respect to the Licensed Product, the prevention, mitigation, or treatment of the Initial Indication [***].

1.69. “Licensed Product” means any pharmaceutical formulation containing C21, also known as buloxibutid.

1.70. “Licensed Product IP” means (a) all Know-How that is Controlled by Vicore and its Affiliates and Covers the Research, Development, Manufacture, Commercialization, import, sale, export, and offer for sale and export of the Licensed Product (“Licensed Product Know-How”) and (b) any Patent Rights that are Controlled by Vicore or its Affiliates as of the Effective Date and thereafter during the of the Term, and that Covers the Research, Development, Manufacture, Commercialization, import, sale, export, and offer for sale and export of the Licensed Product (“Licensed Product Patents”). The Licensed Product Patents as of the Effective Date are listed in Exhibit B, which shall be updated from time to time during the Term.

1.71. “Losses” has the meaning set forth in Section 13.1.

1.72. “MAA” means a marketing authorization application in relation to the Licensed Product, filed or to be filed with the PMDA (or its successor or with an equivalent national agency in any other country), for authorization to place a medicinal product on the market in Japan (or any other territory).

1.73. “Manufacture” or “Manufacturing” means all activities related to the manufacture of a pharmaceutical product (including the Licensed Product), including, but not limited to, manufacturing supplies for Research, Development or Commercialization, packaging, in-process and Finished Product testing, pharmaceutical development including process development and validation, release of product, or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, shipment, and regulatory activities related to any of the foregoing.

1.74. “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authorities in the Territory or in the ROW, necessary for the commercial marketing and sale of a pharmaceutical product (including the Licensed Product) in such country in the Territory or in the ROW, including the approval of an MAA.

1.75. “Material Adverse Effect” means any materially adverse impact on the value of the Licensed Product anywhere in the world, including but not limited to restriction on the Licensed Product’s label or adverse impact to the safety or efficacy or expected price of the Licensed Product.

1.76. “Material Communication” means any communication (including meetings) with Regulatory Authorities and Regulatory Authority questions or concerns regarding significant issues, including any of the following: key product quality attributes (e.g., purity), safety findings that could materially affect any other product that comprises an ATRAG (e.g., serious Adverse Events, emerging safety signals), clinical or nonclinical findings affecting patient safety, or efficacy or lack of efficacy.

1.77. “MHLW” means the Ministry of Health, Labor and Welfare of Japan, or its successor.

1.78. “Net Sales” means [***]

1.79. “NHI Price” means the National Health Insurance price in Japan (yakka), per dosage unit, assigned by the MHLW, inclusive of consumption tax. For clarity, the consumption tax in Japan as of the Effective Date is ten percent (10%).

1.80. “NS” has the meaning set forth in the preamble.

1.81. “NS Fiscal Year” means the annual fiscal year adopted by NS in accordance with the applicable Accounting Standards.

1.82. “NS Authorized Generic of the Licensed Product” have the meaning set forth in Section 8.2.4.

1.83. “Orphan Drug Designation” or “ODD” means a designation of orphan drug status of a Licensed Product by the applicable Regulatory Authority in the Territory under Article 77-2(PDF:87KB) of the “Act on Securing Quality, Efficacy and Safety of Pharmaceuticals, Medical Devices, Regenerative and Cellular Therapy Products, Gene Therapy Products, and Cosmetics” because it is intended for use in less than fifty thousand (50,000) patients in Japan and for which there is a high medical need.

1.84. “Party” and “Parties” have the meaning set forth in the preamble.

1.85. “Patent(s)” or “Patent Right(s)” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplementary protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.86. “Patent Term Extensions” has the meaning set forth in Section 10.7.

1.87. “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.88. “Phase 1 Study” means a Clinical Study of an investigational product in human participants with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States. A Phase 1 Study shall be deemed commenced when Initiated.

1.89. “Phase 2a Study” means a Clinical Study of an investigational product in human participants that has the primary objective of establishing the safety and initial efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 2b Study. A Phase 2a Study shall be deemed commenced when Initiated.

1.90. “Phase 2b Study” means a Clinical Study of an investigational product in human participants with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States. A Phase 2b Study shall be deemed commenced when Initiated.

1.91. “Phase 3 Study” means a Clinical Study of an investigational product in human participants that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Marketing Approval in any country as described in 21 C.F.R. 312.21I, or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 3 Study shall be deemed commenced when Initiated.

1.92. “Phase 4 Study” means a Clinical Study of an approved product in human participants that further investigates efficacy and safety of such product as a single agent or in combination with other agents.

1.93. “PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan or any successor thereto that conducts scientific reviews of marketing authorization applications for pharmaceuticals and monitoring of their post-marketing safety in Japan.

1.94. “Post-Marketing Surveillance” or “PMS” means any post-marketing surveillance required by a Regulatory Authority to ensure the efficacy and safety of the Licensed Product after receipt of Marketing Approval and to establish proper methods of use of the Licensed Product in the Territory, consisting of three (3) systems: (i) the adverse drug reactions and infections collection and reporting system; (ii) the reexamination system; and (iii) the reevaluation system.

1.95. “Pricing Approvals” means such governmental approval, agreement, determination or decision establishing prices for the Licensed Product in the Territory that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities in the Territory approve or determine the price or reimbursement of pharmaceutical products.

1.96. “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as all proceedings that may take place before the patent office in any given country, including but not limited to U.S. interferences, U.S. inter parties reviews and EP oppositions. For avoidance of doubt, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any enforcement or other defensive actions taken with respect to a Patent.

1.97. “Receiving Party” has the meaning set forth in Section 11.1.1.

1.98. “Regulatory Authority” means any Governmental Authority involved in granting approvals for the Development, Manufacturing, Commercialization, Pricing Approval of a pharmaceutical product (including the Licensed Product), including the FDA, the EMA, the MHLW and the PMDA.

1.99. “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority, other than an issued and unexpired Patent, including any regulatory data protection exclusivity (including, where applicable, pediatric exclusivity, or orphan drug exclusivity) or any other exclusivity afforded by restrictions which prevent the granting by a Regulatory Authority of regulatory approval to market a generic.

1.100. “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, case report forms, trial master file, DMF, common technical documents, question and answers with, or any communications to or from, Regulatory Authorities, Marketing Approvals or other filings or communications made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize a pharmaceutical product (including a Licensed Product) in a particular country or regulatory jurisdiction.

1.101. “Research” or “Researching” means activities, other than Development, related to the design, discovery, generation, identification, profiling, characterization, production, process development, cell line development, pre-clinical development or non-clinical or pre-clinical studies of a drug candidate (including the Licensed Product).

1.102. “ROW” means the entire world except for the Territory.

1.103. “Royalty Term” means the time period from the First Commercial Sale of the Licensed Product in the Territory and ending on the later of: (i) ten (10) years after such First Commercial Sale of the Licensed Product in the Territory, (ii) the first anniversary following the expiration of Regulatory Exclusivity for such Licensed Product in the Territory, or (iii) the last to expire Valid Claim of the Licensed Product Patents Covering the Licensed Product in the Territory.

1.104. “Safety Agreement” has the meaning set forth in Section 5.5.

1.105. “Senior Representatives” has the meaning set forth in Section 15.1.1.

1.106. “Shared Ratio” means the ratio under which costs are shared by the Parties, which shall be [***].

1.107. “Subcontractor” means (a) a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including CROs, CMOs, and CSOs), or (b) a Third Party distributor.

1.108. “Sublicensee” means a Third Party to whom NS or Vicore or their respective Affiliates or sublicensees has granted a sublicense or license under any intellectual property licensed to such Party in accordance with the terms of this Agreement.

1.109. “Term” has the meaning set forth in Section 14.1.

1.110. “Territory” means Japan.

1.111. “Third Party” means any Person other than NS, Vicore or their respective Affiliates.

1.112. “Third Party Claims” has the meaning set forth in Section 13.1.

1.113. Third Party IP Claim” has the meaning set forth in Section 10.5.1.

1.114. “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.115. “United States” or “U.S.” means the United States of America and its territories and possessions.

1.116. “Vicore” has the meaning set forth in the preamble.

1.117. “Vicore Trademark” means the product specific Trademarks of Vicore listed on Exhibit E, together with any further product specific Trademarks and trade names of which Vicore may become the proprietor or which Vicore may have the right to use on or in specific relation to the Product at any time during the Term. For avoidance of doubt, Vicore Trademark does not include general corporate Trademarks of Vicore pertaining to its business or services.

1.118. “Valid Claim” means (a) a claim of an issued and unexpired Patent which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction by a final determination without the possibility of appeal or has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise by a final determination without the possibility of appeal or (b) a claim of a pending Patent Right that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling.

2. LICENSE GRANTS

2.1. Grant to NS.

2.1.1. Research, Development and Commercialization License. Subject to the terms and conditions of this Agreement (including Vicore’s retained rights set forth in Section 2.5), during the Term, Vicore hereby grants to NS an exclusive (even as to Vicore and its Affiliates), non-transferable (except as set forth Section 15.3), royalty-bearing license, with the right to grant sublicenses (subject to Section 2.3), under the Licensed Product IP to Research and Develop, seek Marketing Approval with respect to, and Commercialize the Licensed Product in the Licensed Field and in the Territory.

2.1.2. Manufacture License. Subject to the terms and conditions of this Agreement, Vicore hereby grants to NS a non-exclusive, sublicensable (subject to Section 2.3), personal and non-transferable (except as set forth Section 15.3), license under the Licensed Product IP to Manufacture the Licensed Product anywhere in the world; provided that such Manufacture shall be solely for Research, Development, or Commercialization of the Licensed Product in the Licensed Field and in the Territory as set forth in this Agreement.

2.1.3. Forbearance by NS.

2.1.3.1. NS and its Affiliates and their Sublicensees covenant not to Commercialize the Licensed Product in the ROW and the Licensed Field and shall not assist any Third Party in any such Commercialization. To the extent that NS or any of its Affiliates or their Sublicensees Manufactures the Licensed Product in the ROW, then NS covenants that such Manufacture shall be solely for the Research, Development or Commercialization of the Licensed Product in the Licensed Field and in the Territory. NS shall not, and shall not allow any of its Affiliates or their Sublicensees to, practice or otherwise use any of the Licensed Product IP other than as expressly permitted by this Agreement.

2.1.3.2. NS hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and any Sublicensee shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Compound or Licensed Product, including via the Internet or mail order, to any Third Party or address or Internet Protocol address or the like in the ROW, or to any Third Party that NS, or any of its Affiliate or Sublicensee knows (or is reasonably expected to know) has previously exported or is likely to export the Licensed Product outside the Territory. NS shall not engage, and shall ensure that its Affiliates and Sublicensees shall not engage, in any advertising or promotional activities relating to the Licensed Product directed primarily to customers or other buyers or users located in any country or jurisdiction in the ROW, or solicit orders from any prospective customer or other buyer or user located in any country or jurisdiction in the ROW.

2.1.4. Additional Third Party License. In the event an additional license to Patents of Third Parties or other rights to any Know-How or Intellectual Property Rights is strictly necessary for NS to Research and Develop, seek Marketing Approval with respect to, and Commercialize the Licensed Product in the Licensed Field in the Territory, and provided that such Third Party Patents, Know-How or Intellectual Property were known to Vicore as of the Effective Date, and was/were not disclosed to NS, Vicore [***]. The risk of all other Third Party Patents, Know-How or Intellectual Property are addressed under Section 10.5.

2.1.5. Forbearance by Vicore. Vicore and its Affiliates and their Sublicensees covenant not to Commercialize the Licensed Product in the Territory in the Licensed Field, and shall not assist any Third Party in any such Commercialization other than as contemplated by this Agreement.

2.2. Licenses Cover Clinical Data. The license grants set forth in Sections 2.1 (and the restrictions applicable thereto) are hereby confirmed to apply to all Data, including Clinical Study results, generated by Vicore in connection with the Research and Development of the Licensed Product under this Agreement, by the application of such license grants to Know-How. For avoidance of doubt, those license grants shall include the right to submit Data associated with any Clinical Study conducted by Vicore to any Regulatory Authority in the Territory to support the Development and Marketing Approval of the Licensed Product.

2.3. Sublicense Rights. Subject to the terms of this Agreement and Vicore’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), NS shall have the right to sublicense (through one tier) the rights provided under Section 2.1.1 and Section 2.1.2 above; provided, however, that in the event of such sublicensing, (a) such Sublicensees shall be subject to the same confidentiality and diligence obligations as NS has hereunder, (b) such sublicense shall be in writing with terms that are consistent with the obligations of NS under this Agreement and (c) NS shall remain liable to Vicore for all the terms and conditions of this Agreement and any breach by the Sublicensee shall be considered a breach by NS. For avoidance of doubt, any NS Sublicensee may not grant a sublicense of the rights provided under Section 2.1.1 and Section 2.1.2. Prior to providing written consent for Sublicense, Vicore may reasonably inquire and investigate with NS whether the proposed sublicensee has similar or greater capability (resources, expertise, knowledge) to Research, Develop, Manufacture, seek Marking Approval and Commercialize the Licensed Product as NS. Vicore may reasonably withhold consent under this Section if the proposed sublicensee does not have such capabilities. For the avoidance of any doubts, wholesalers which purchase the Licensed Products for the distribution in the Territory are not Sublicensees, and NS may choose such wholesalers without any consent from Vicore.

2.4. No Implied Rights. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All licenses and rights hereunder are or shall be granted only as expressly provided in this Agreement. All rights a Party not expressly granted hereunder are reserved by such Party and, except as otherwise expressly set forth herein, may be used by such Party for any purpose.

2.5. Retained Rights. Vicore may, and hereby retains the right (on behalf of itself and any current or potential future licensees, other than NS and its Sublicensees) to, (a) perform (or have performed by its Subcontractors) Development activities for the Licensed Product in the ROW in accordance with this Agreement, (b) Manufacture (itself or through any Subcontractor) anywhere in the world, including in the Territory, the Licensed Product solely for sale in the ROW or for supply to NS as provided in Section 6, (c) conduct multi-national Clinical Study for the Licensed Product in the ROW, or inside the Territory (to the extent that NS does not elect to serve as the Territory sponsor or regulatory agent for such multi-national Clinical Study in the Territory), (d) conduct non-clinical Research or Development inside the Territory, (e) perform Vicore’s other obligations under this Agreement, and generally, for avoidance of doubt, (f) Exploit the Licensed Product in the ROW. To the extent that the Vicore undertakes Research, Development or Manufacturing activities under this Agreement in the Territory, it shall notify and discuss with NS via the JSC.

2.6. Additional Indications.

2.6.1. The Parties agree to discuss in good faith expansion of the Licensed Field to include other indications in the Territory (i.e., to enable NS to Develop and Commercialize the Licensed Product in Additional Indications in the Territory).

2.6.2. Should NS seek to expand the Licensed Field and initiate such discussions, it shall propose through the JSC in writing, the proposed Additional Indication, and timeline for development with respect to such Additional Indication. For a period no longer than [***] from the receipt by Vicore of the written proposal from NS, the Parties will discuss outside of the JSC in good faith the terms associated with such expansion to this Agreement including Development Milestone Payments, and upon mutual agreement, amend this Agreement to incorporate the Additional Indication into the Licensed Field as well as any new milestone payments accordingly.

2.6.3. If NS decides in its sole judgement not to pursue any other indication outside the Licensed Field, and if Vicore subsequently pursues Development of any such new indication outside the Territory, and should NS decide in the future to add such Additional Indication to the Licensed Field and use such data for the Territory, then NS shall reimburse Vicore for [***].

2.6.4. If the proposed Additional Indication is: (i) [***], (ii) [***], the following shall also apply: If the Parties are unable to reach mutual agreement within the [***] period described in the preceding Section, Vicore agrees that it will not enter into an agreement with a Third Party on more favorable terms (considered as a whole in Vicore’s sole but reasonable discretion) than the best and final terms offered by NS to Vicore to include the Additional Indication without first offering such more favorable terms to NS, in which case NS shall have [***] to accept such terms in writing. If NS does not accept such more favorable terms or such terms are not more favorable, then Vicore shall be free to enter into an agreement with a Third Party with respect to such proposed Additional Indication on terms it negotiates with a Third Party.

2.6.5. For avoidance of doubt, this Section 2.6 shall not apply to Vicore’s grant of any rights in the ROW.

3. GOVERNANCE & DECISIONMAKING

3.1. Alliance Manager. As soon as practicable after the Effective Date, each Party will designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement, including Development, Manufacturing, and Commercialization of Licensed Product in the Territory (each, an “Alliance Manager”). Each Alliance Manager may also serve as a representative of its respective Party on one or more committees.

3.2. Joint Steering Committee. A Joint Steering Committee (the “JSC”) shall be formed to oversee the overall activities of the Parties in the Development, seeking Marketing Approval, and Commercialization of the Licensed Product in the Territory.

3.2.1. Composition. The representatives appointed to the JSC under Section 3.2.2 must have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC shall consist at all times of an equal number of representatives of each of Vicore and NS. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants have no voting authority at the JSC and are bound under written obligation of confidentiality no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The JSC shall be co-chaired by NS and Vicore. The co-chairs’ responsibilities shall include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. Responsibility for running each meeting of the JSC will alternate between the chairpersons from meeting-to-meeting. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation of minutes. The chairpersons have no additional powers or rights beyond those held by the other JSC representatives, if any.

3.2.2. Formation. Within [***] of the Effective Date, Vicore and NS shall each appoint [***] each to the JSC. The JSC shall be responsible for discussing, approving and monitoring the execution of the Development Plan, seeking Marketing Approval, and Commercialization of the Licensed Product in the Territory. It shall also provide a forum for discussion and information sharing regarding Development of the Licensed Product in the ROW.

3.2.3. Language. All interactions under this Agreement, including JSC meetings and corresponding written materials, shall be in English.

3.2.4. Responsibilities. The JSC shall have the following specific responsibilities:

3.2.4.1. review and discuss matters that a Party believes may have a Material Adverse Effect on the Licensed Product in the Territory (with respect to NS) and in ROW (with respect to Vicore);

3.2.4.2. review, discuss and approve the Development Plan and any updates, modifications, amendments and supplements thereto as described in Section 4.1, including approving the protocols and reports for Clinical Studies conducted in the Territory, and monitor the implementation of any tasks set forth in the Development Plan;

3.2.4.3. discuss the possibility of conducting Global Clinical Studies for use in the Territory, including the design, operational conduct and cost sharing for such Global Clinical Studies;

3.2.4.4. oversee the implementation of, and the coordination between the Parties of activities to be performed under, the Commercial Supply Agreement, the Safety Agreement, and any other written agreement between the Parties with respect to the subject matter hereof;

3.2.4.5. review, discuss and oversee Manufacturing of the Licensed Product in or for the Territory;

3.2.4.6. discuss the design, operational conduct and cost sharing for any Research of the Licensed Product required to obtain Marketing Approval in the Territory, including the regulatory strategy for receipt of approval from the PMDA with respect to the conduct of the applicable Clinical Studies in the Territory;

3.2.4.7. review and discuss Regulatory Materials in the Territory for the Licensed Product, as described in Section 5.6;

3.2.4.8. develop, review, discuss, and determine whether to approve the Commercialization Plan and any updates thereto for the Licensed Product, as described in Section 7.4, as well as the Commercialization Strategy, as described in Section 7.3, and the Branding Strategy, as described in Section 7.5;

3.2.4.9. review and facilitate discussion of proposed publications relating to the Licensed Product;

3.2.4.10. perform the activities assigned to it with respect to Commercialization of the Licensed Product as described in Section 7; and

3.2.4.11. perform such other functions as appropriate to further the purposes of this Agreement, in each case as agreed in writing by the Parties or as expressly provided in this Agreement.

3.2.5. JSC Committee Meetings.

3.2.5.1. The JSC shall meet at least [***] unless the Parties mutually agree in writing to a different frequency. The JSC shall also meet when required in order to perform its responsibilities. No later than [***] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the Alliance Managers will prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting if the other Party agrees.

3.2.5.2. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [***] prior written notice to the other Party if such Party reasonably believes that an urgent significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the Alliance Managers of both Parties to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered.

3.2.5.3. With respect to both ordinary meetings (Section 3.2.5.1) and special meetings (Section 3.2.5.2) of the JSC, the JSC may meet in person, by videoconference or by teleconference. Each Party shall bear the expense of its respective JSC members’ participation in such JSC meetings. Meetings of the JSC will be effective only if at least [***] of each Party is present or participating in such meeting.

3.2.5.4. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Alliance Managers will send draft meeting minutes to each member of the JSC for review and written approval by both Parties within [***] after each JSC meeting.

3.2.6. Decision-making.

3.2.6.1. Other than as set forth herein, in order to make any decision required of it hereunder with respect to any approval, the JSC must have present (in person, by videoconference or telephonically) at least [***] of each Party. The Parties will endeavor to make decisions of the JSC by consensus.

3.2.6.2. The JSC shall attempt in good faith to resolve any disputes or failure to agree by [***]. If the JSC cannot resolve such dispute or failure to agree within [***] of the matter being referred to it (or sooner if the context requires), such matter shall be resolved as follows:

(a) If a decision would reasonably be expected to have a Material Adverse Effect on the efficacy, safety or tolerability profile of the Licensed Compound or Product in the ROW in [***] reasonable judgement, then [***] will have the final decision-making authority on that decision.

(b) Subject to the foregoing, if a decision would otherwise relate solely to the Research, Development and Commercialization of the Licensed Compound or the Licensed Product in the Territory, [***] will have the final decision-making authority.

(c) For all other disputes, the matter shall be referred to dispute resolution under Section 15.1.

(d) Notwithstanding the foregoing, neither Party shall be required to violate any Applicable Law, nor to spend funds or perform activities except as provided in this Agreement.

3.2.7. Limitations. Notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend or modify this Agreement, and no decision by the JSC shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance Managers have any right or power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC.

3.2.8. Translations. To the extent that documents distributed or presented to the JSC are in Japanese or a language other than English, the Party preparing or providing such document shall also provide an English translation thereof.

3.3. Pricing Strategy. Notwithstanding anything to the contrary in this Agreement, NS shall have sole responsibility regarding the negotiations pertaining to, and timing for application of, the NHI Price of the Licensed Product in the Territory. If Vicore desires to make a suggestion regarding the NHI Price strategy in the Territory, (i) Vicore shall [***] or (ii) Vicore shall [***]. In deciding the NHI Price strategy in the Territory, NS shall reasonably take into consideration any such Vicore’s suggestion, provided that NS shall have the final decision-making authority on the NHI Price indicated by the Regulatory Authority in the Territory.

NS shall advise Vicore of its proposed NHI Price for the Product in the Territory in advance of commencing NHI Price discussions with Regulatory Authorities or other parties involved in pricing and reimbursement decisions. NS shall consider in good faith any comments received from Vicore with respect to strategy pertaining to NHI Price of the Product and shall keep Vicore informed on the status of any application for NHI Price or NHI Price approval for the Product in the Territory, including any discussion with Regulatory Authority with respect thereto. NS shall [***] after obtaining the Regulatory Approval of the Licensed Product in the Field in the Territory.

In the event that during the Term, no [***].

As between the Parties, NS shall have the sole right to determine the price of the Licensed Product sold to wholesalers in the Territory (including any discounts, rebates and other price reductions addressed therein), provided however that NS’s pricing to wholesalers shall not price the Licensed Product in a manner that [***].

4. RESEARCH & DEVELOPMENT

4.1. Development Plan. All Development of the Licensed Product in the Territory will be conducted pursuant to a written development plan agreed to and approved by the JSC as updated from time to time in accordance with this Section 4.1 and Section 3.2 (the “Development Plan”). No later than [***] after the Effective Date, NS shall provide Vicore with its initial version of the Development Plan including plans for the [***] to be conducted by NS in the Territory. No later than [***] after the Effective Date of this Agreement, NS shall submit an updated version of the Development Plan to the JSC for review and final approval of the JSC. The Development Plan and all updates thereto will contain in reasonable detail (a) all major Territory Development activities for the Licensed Product [***] to be conducted solely in furtherance of obtaining and maintaining Marketing Approval of the Licensed Product in the Territory, (b) the estimated timelines for performing and completing such activities, and (c) an outline of the key elements involved in obtaining Marketing Approval of the Licensed Product in the Licensed Field, as well as Additional Indications added to the Licensed Field, from all applicable Regulatory Authorities throughout the Territory, including the timelines for regulatory filings for the Licensed Product in the Territory. In addition, at least annually during the Term, the JSC will propose, discuss, and determine whether to approve any and all updates to the Development Plan. Once approved by the JSC, each update to the Development Plan will become effective and supersede the then-current Development Plan. Notwithstanding any provision to the contrary set forth in this Agreement, including NS’s final decision-making authority under Section 3.2.4, the Development Plan must be consistent with Vicore’s plan for global Development of the Licensed Product, as discussed through the JSC. For example, NS must plan all Development activities in the Territory to be completed as soon as possible using Commercially Reasonable Efforts and in no event later than necessary for NS to participate in global Development of the Product as contemplated under this Agreement. Vicore’s draft Global Clinical Development Plan for the Licensed Product is attached to this Agreement as Exhibit C.

4.1.1. Global Clinical Study(s). Subject to Section 4.2.2, if Vicore plans to conduct a global clinical study (the “Global Clinical Study”), the JSC shall discuss and agree upon whether such Global Clinical Study should include the Territory; [***], NS shall use Commercially Reasonable Efforts to participate in a Global Clinical Study for an indication in the Licensed Field as described in Section 4.2.2 in order to meet its obligation to use Commercially Reasonable Efforts to Develop and Commercialize the Product in the Territory). In the event that, subject to NS’s final decision-making authority above, the JSC determines to include the Territory in a Global Clinical Study, the Parties shall consult with the applicable Regulatory Authorities for advice, as needed, and then the JSC shall determine the number (or proportion) of participants to seek to enroll from the Territory in such a Global Clinical Study. Vicore shall be permitted to set deadlines for NS’s decision with respect to participation in a Global Clinical Study under this Section 4.1.1 as well as agreement regarding the number or proportion of participants to seek to enroll in such study in order to ensure the efficient and timely Development of the Licensed Product worldwide, provided that such deadline shall be a date which is after a date of NS’s consultation with PMDA regarding a clinical study for the Licensed Product. For a Global Clinical Study that NS has agreed to participate in under this Section, consistent with NS’s obligation to ensure its Development Plan is consistent with Vicore’s plan for global Development of the Licensed Product, NS shall use Commercially Reasonable Efforts to initiate enrollment of participants in the Territory in any Global Clinical Study within [***] of Vicore doing so in ROW. For avoidance of doubt, any [***] of the Licensed Product shall not be considered a Global Clinical Study and NS shall not be required to participate in such Clinical Studies.

4.1.2. With respect to indications in the Licensed Field, NS shall be required to participate in the Global Clinical Study as set forth in Section 4.1.1 or contribute the costs of such Global Clinical Study as set forth in Section 4.2.3. [***].

4.1.3. Licensed Product Development. NS shall use Commercially Reasonable Efforts to obtain Marketing Approvals for the Licensed Product in the Territory and for Development activities to be undertaken in connection therewith. All Development activities, including but not limited to Clinical Studies, shall be conducted in accordance with Applicable Law, including GxP, and regulatory and trial participant safety requirements. Where there are Territory-specific requirements pertaining to the Development in the Territory and included in the Development Plan, NS shall be solely responsible for such Development activities and for such expenses incurred by or on behalf of NS. In addition, Vicore shall use Commercially Reasonable Efforts to support NS in the completion of such Territory-specific activities at NS’ request [***]. For avoidance of doubt, any activities for which NS seeks Vicore’s support in the Development, Manufacturing and Commercialization for the Licensed Product shall be considered Territory-specific activities (other than the initial transfer of Know-How under Section 4.1.4 and the Manufacturing activities described under Section 6.2, Section 6.3 and Section 6.5).

4.1.4. Initial Know-How Transfer from Vicore. Vicore shall provide NS with an initial set of documentation reflecting Licensed Product Know-How that Vicore believes is necessary or useful for NS to initiate Development of the Licensed Product in the Territory within [***] of the Effective Date. Vicore will additionally provide any reasonably requested further documentation reflecting Licensed Product Know-How as are reasonably necessary or reasonably useful in order for NS to Develop the Licensed Product as contemplated under this Agreement for an additional [***] thereafter. Subsequent support to NS in connection with its Development or Commercialization of the Licensed Product shall be covered by Section 4.1.3.

4.2. Research and Development Costs.

4.2.1. NS shall be responsible for all costs associated with the Research and Development of the Licensed Product in the Territory incurred by NS, its Affiliates, any Sublicensee and its Subcontractors.

4.2.2. With respect to a Global Clinical Study, to the extent NS, its Affiliates, its Sublicensees, or its Subcontractors perform Development activities in connection with such Global Clinical Study in the Territory, NS shall [***], with respect to such Global Clinical Study.

4.2.3. Vicore shall have the right, to the extent NS does not perform Development activities in connection with such Global Clinical Study in the Territory, to request that NS [***], with respect to such Global Clinical Study. For costs incurred pursuant to this Section, Vicore shall have the right to invoice NS on a quarterly basis for such costs incurred by Vicore with respect to the Global Clinical Study, and NS shall pay the amount invoiced within [***] of receipt of any such invoice.

4.2.4. If the Parties decide to conduct any non-clinical Research or non-clinical Development of the Licensed Product for use both in the Territory and the ROW in accordance with Section 3.2.4.6 (including any GLP toxicology studies of the Licensed Product), [***]. For avoidance of doubt, to the extent that it is necessary for NS to have access to or include in submissions to PMDA any non-clinical Research or non-clinical Development of the Licensed Product conducted after the Effective Date, [***]. For avoidance of doubt, in addition to any Vicore Research, Development, Manufacturing or Commercialization of the Licensed Product conducted under this Agreement, Vicore or Third Party (sub)licensees of Vicore shall be permitted to conduct such activities in the ROW. Notwithstanding anything to the contrary in this Agreement, if NS does not agree under this Section 4.2.4 to [***] with respect to any non-clinical Research or non-clinical Development of the Licensed Product for use both in the Territory and the ROW, within [***] of Vicore’s proposal for such non-clinical Research or non-clinical Development to the JSC, then NS shall not have access to the resulting data from any non-clinical Research or non-clinical Development of the Licensed Product for use in the Territory, unless [***], provided that Vicore shall provide any information necessary for NS to determine the necessity of such non-clinical Research or non-clinical Development of the Licensed Product.

4.3. Reporting; Development Records.

4.3.1. Annual Reporting. NS shall update Vicore as to the status of the Development and Manufacture of the Licensed Product in the Territory through a written annual report no later than [***] following the end of NS Fiscal Year outlining NS’s efforts in connection with Development relating to the Licensed Product and informing Vicore of material events related to the Development of the Licensed Product to the extent such information is not already provided to Vicore through the JSC. Such report shall provide a rolling diligence plan summarizing the Research, Development and Manufacturing activities anticipated to be undertaken over the next [***] and shall summarize the Development activities carried out in the past NS Fiscal Year. Such written report shall be in sufficient detail so as to enable Vicore to monitor NS’s compliance with its diligence obligations under Section 8. [***].

4.4. Subcontractors. NS will have the right to use its Affiliates or Third Parties to Research, Develop, Manufacture, and Commercialize the Licensed Product under the terms and conditions of this Agreement, provided that: (a) NS remains responsible for such Subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the Subcontractors and consultants undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are at least as restrictive as those undertaken by the Parties pursuant to Section 10.7.1; and (c) NS shall own or otherwise Control all intellectual property developed by the Subcontractors and consultants in the course of performing any such work under the Development Plan that is related to the Licensed Product and would otherwise be licensed or assigned to Vicore under this Agreement has NS performed the activities, which includes, prior to commencing any such activities, having such Subcontractor or consultant execute an agreement licensing or assigning, as applicable, any inventions and related Intellectual Property Rights to the Party by whom they are employed or for whom they are providing services (or its designated Affiliate).

5. REGULATORY

5.1. Ownership. NS shall own all INDs, and MAAs submitted by NS to any Regulatory Authority in the Territory for use of the Licensed Product in the Licensed Field. Vicore shall own all INDs, MAAs and related Regulatory Materials submitted to any Regulatory Authority in the ROW.

5.2. Support and Cooperation. Following the Initial Know-How Transfer as described in Section 4.1.4, and except as provided otherwise under Section 4.2.3 and Section 4.2.4, Vicore shall, upon NS’s request, i) make available to NS any and all results of non-Clinical Studies, CMC related studies and Clinical Studies and electronic Data of Clinical Studies necessary for the MAA (including, but not limited to, common technical documents) to the extent available to Vicore, and ii) cooperate with NS in good faith for (a) preparation of the common technical document for the MAA specifically in the Territory, (b) response to the compliance inspection by Japanese Regulatory Authority and (c) NS’s maintenance and control of the Marketing Approval of the Product in the Territory. [***].

5.3. Responsibility. Subject to Section 3.2.6, NS shall have final authority for all regulatory matters relating to the Licensed Product for use in the Licensed Field in the Territory, including (i) overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, each such Regulatory Authority in the Territory; (ii) interfacing, corresponding and meeting with each such Regulatory Authority; (iii) seeking and maintaining all regulatory filings; and (iv) maintaining and submitting all records required to be maintained or required to be submitted to each such Regulatory Authority. For avoidance of doubt, NS’s final authority with respect to the matters set forth in this Section 5.3 is subject to such decision-making not having a Material Adverse Effect on the Licensed Product as set forth in Section 3.2.6.

5.4. Regulatory Meetings. NS shall provide Vicore with reasonable advance notice (no less than [***] in any event) of any formal meeting or discussion (Taimen-Jyogen) with any Regulatory Authority in the Territory related to the Licensed Product or such other meeting or discussion with any Regulatory Authority in the Territory that is material to the Development or Commercialization of the Licensed Product in the Territory. NS shall lead such meeting or discussion, provided however that Vicore or its designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion, at its own expense. If NS requests Vicore to participate in such meeting, and subject to Vicore personnel availability during normal business hours, NS shall pay the applicable FTE Cost and reasonable external expenses including travel and lodging incurred in performing such requested participation. If Vicore elects not to attend such meeting or discussion, NS shall promptly provide Vicore with a written English summary of such meeting or discussion.

5.5. Pharmacovigilance and PMS. As the owner of all investigational and registration filings and Marketing Approvals in the Territory, NS shall be responsible for complying with all pharmacovigilance and PMS requirements under Applicable Laws. These activities shall include conducting all pharmacovigilance and PMS in the Territory at NS’ sole expense as may be required by the Regulatory Authority in the Territory during Development and Commercialization. Such pharmacovigilance requirements and the obligations of the Parties for cross-territory sharing of pharmacovigilance data in a global pharmacovigilance database shall be set forth in a customary safety agreement to be executed by the Parties no later than [***] after the Effective Date, but in any case prior to [***] in the Territory (the “Safety Agreement”). The global safety database of the Licensed Product shall be established, maintained and managed at [***].

5.6. Regulatory Filings and Communications.

5.6.1. Submission of Regulatory Materials. NS shall, make Commercially Reasonable Efforts to provide copies of all Regulatory Materials that it intends to submit to any Regulatory Authority in the Territory related to the Licensed Product reasonably in advance of the date of such submission so as to permit Vicore to review such Materials and provide comments to NS regarding the same. NS will, at its discretion, consider Vicore’ comments regarding such Regulatory Materials in good faith, [***]. For clarification, such Regulatory Materials shall be provided by NS to Vicore on an AS-IS basis.

5.6.2. Sharing of Regulatory Materials. Each Party shall, upon written request, provide to the other Party copies of Regulatory Materials related to the Licensed Product that are reasonably expected by the requesting Party to have an impact on the submission and review of the regulatory filings in the Territory under such requesting Party’s Control, including, in any reasonably available format to facilitate the submission of such Materials to Regulatory Authorities (e.g., eCTD). For clarification, such Regulatory Materials shall be provided by either Party to the other Party on an AS-IS basis. Such Materials shall be provided to the other Party promptly following such reasonable request during the Term. In the case of Regulatory Materials submitted to a Regulatory Authority, subject to Section 5.6.1, the Parties shall share final copies of such Regulatory Materials following submission to the Regulatory Authority in the Territory, the United States and the European Union. NS shall share drafts of such Regulatory Materials to ensure consistency with submissions in the ROW. The Parties shall implement mechanism(s) for the sharing of such materials related to the Licensed Product submitted to Regulatory Authorities in their respective territories (the Territory in the case of NS, the United States and the European Union in the case of Vicore).

5.6.3. Material Communications.

5.6.3.1. Within [***] after receipt of any Material Communication from a Regulatory Authority with respect to the Licensed Product, NS shall provide Vicore, through its Alliance Manager, with a brief written description of the principal issues raised in such Material Communication and, upon such Vicore’ request, NS shall also provide complete copies of such correspondence within a reasonable period of time following such request. NS shall allow Vicore a reasonable opportunity to review and comment on any proposed response to such Material Communications in advance of the transmission of such response, and shall reasonably consider all comments timely provided in connection therewith.

5.6.3.2. Within [***] after receipt of any Material Communications from a Regulatory Authority related to a Clinical Study hold or potential Clinical Study hold for safety reasons or for a potential withdrawal from the market in the Territory for a safety issue or a report of a serious safety finding by a Regulatory Authority for the Licensed Product, NS shall provide Vicore, through its Alliance Manager, with a brief written description of the principal issues raised in such Material Communication.

6. MANUFACTURE AND SUPPLY

6.1. Generally. Within [***] days following the Effective Date of this Agreement, the Parties shall initiate negotiations pertaining to the terms of Vicore’s supply to NS and quality of Licensed Compound and Licensed Product for Clinical Trials as set forth in Section 6.2. On or before [***], the Parties shall start negotiating the terms of a Commercial Supply Agreement and, no later than [***], enter into a Commercial Supply Agreement and a related quality agreement that provides for the Commercial supply of Licensed Compound and Licensed Product by Vicore as set forth in Section 6.3.

6.2. Manufacturing Supply for Development.

Pursuant to the terms to be agreed between the Parties under Section 6.1, Vicore (or its Third Party CMO) shall Manufacture the Licensed Compound and Licensed Product, and it shall use Commercially Reasonable Effort to supply the Licensed Product in the form [***]. Such material may be used in connection with the Development (as defined in Section 1.39) of the Licensed Product in the Territory, including supply for quality control purposes, process development purposes, non-clinical, technology transfer and Clinical Studies. For avoidance of doubt, Vicore shall supply Licensed Product in the [***] as it would for its own Development activities in the ROW; to the extent that any Manufacturing activities beyond this are required or requested by NS, Vicore shall use reasonable efforts to conduct such activities with out-of-pocket and FTE Cost reimbursement as contemplated by Section 4.1.3. The delivery of the Licensed Product in [***].

6.3. Commercial Manufacturing Supply.

Pursuant to a Commercial Supply Agreement, following a technology transfer as described in Section 6.5, until an application for partial change of Marketing Approvals for NS’s formulation of the Licensed Product is approved by the Regulatory Authority in the Territory, Vicore (or its Third Party CMO) shall Manufacture the Licensed Compound and Licensed Product, and it shall use Commercially Reasonable Effort to supply the Licensed Product in [***] to NS in the quantities requested by NS at the Fully Burdened Manufacturing Cost plus [***]. Such material may be used in connection with the Commercialization of the Licensed Product in the Territory as permitted by such Commercial Supply Agreement. NS shall [***]. After an application for partial change of Marketing Approvals for NS’s formulation of the Licensed Product is approved, Vicore (or its Third Party CMO) shall Manufacture the Licensed Compound and Licensed Product, and it shall supply the Licensed Product in the form [***] to NS in the quantities requested by NS at the Fully Burdened Manufacturing Cost plus an additional [***]. Such material may be used in connection with the Commercialization of the Licensed Product in the Territory as permitted by such Commercial Supply Agreement. NS shall [***].

6.4. Future Contract Manufacturer Use. If NS is to enter into any Manufacturing contract with a future Third Party CMO for the supply of the Licensed Product, then Vicore shall have the right to review and comment prior to execution of such contract, and NS shall consider in good faith any comments provided by Vicore. Notwithstanding the foregoing, NS shall be required to implement any comments provided by Vicore to make such contract consistent with this Agreement.

6.5. Technology Transfer Assistance. Upon requested by NS, Vicore shall provide reasonable assistance to NS to conduct a technology transfer of the Licensed Product Know-How and materials required in order for NS or a Third Party CMO to Manufacture the Licensed Product or for NS to Research, Develop or Commercialize the Licensed Product in the Territory. [***].

7. COMMERCIALIZATION

7.1. Commercialization Responsibilities

7.1.1. NS. Subject to the other provisions of this Section 7, NS shall be solely responsible for and have sole control over all aspects of the Commercialization of the Licensed Product in the Territory, including planning and implementation, distribution, booking of sales, pricing, reimbursement and costs.

7.1.2. Vicore. Vicore shall be solely responsible and have sole control over all aspects of the Commercialization of the Licensed Product in the ROW.

7.2. Joint Steering Committee. As further set forth in Section 3.2, the JSC will oversee the marketing and Commercialization strategies for the Licensed Product in the Territory.

7.2.1. The JSC shall include a commercial representative from each Party reasonably in advance of the Commercialization of the Licensed Product in the Territory.

7.2.2. The JSC shall be responsible for information exchange regarding (i) the Commercialization Strategy in the Territory including updates to the Commercialization Plan as may be required from time to time; (ii) the branding strategy (including global positioning, promotional messages, colors and other visual branding elements) as further set forth in Section 7.5.

7.2.3. The JSC shall be an information-sharing committee that shall endeavor to reach consensus regarding the matters related to the Commercialization of the Licensed Product in the Territory. In the absence of consensus within the JSC, [***].

7.3. Commercialization Strategy. The key Commercialization principles for the Licensed Product in the Territory will be set forth in a written summary of the Commercialization strategy for the Licensed Product (the “Commercialization Strategy”). The JSC shall prepare the initial draft of such Commercialization Strategy for the Licensed Product in the Territory within [***] for the Licensed Product, and then annually thereafter. Amendments to the Commercialization Strategy will become effective following review and approval by the JSC.

7.4. Commercialization Plan. No less than [***] in advance of the reasonably expected First Commercial Sale of the Licensed Product in the Territory, and on an annual basis thereafter, NS shall prepare and deliver to the JSC for review a written plan that summarizes the Commercialization activities to be undertaken with respect to the Licensed Product in the Territory in the next NS Fiscal Year, including budget (the “Commercialization Plan”). The Commercialization Plan shall be consistent with the most recent Commercialization Strategy approved by the JSC. The Commercialization Plan shall subsequently be updated and modified by NS, from time to time at its discretion and no less frequently than once per NS Fiscal Year, based upon, among other things, NS’s Commercialization activities with respect to such Product in the Territory, a copy of which updated plan will be provided to the JSC. Notwithstanding the foregoing, in the event of any disagreement between the Parties regarding the Commercialization Plan, [***], provided that such decisions do not have a Material Adverse Effect on the Licensed Product in the ROW.

7.5. Branding. The JSC shall, from time to time during the Term, develop (and thereafter modify and update) a high-level branding strategy (including positioning and promotional messages) for the Licensed Product in the Territory (the “Branding Strategy”), which shall be consistent with Vicore’ branding strategy in the ROW. For avoidance of doubt, the Parties may agree to coordinate branding activities in connection with the Branding Strategy but are under no obligation to do so. Each Party shall be responsible for the creation, production and regulatory filings of written sales, promotion and advertising materials for the Licensed Product for use in such Party’s respective Territory, which such materials shall be compliant with Applicable Law and consistent with the Vicore’ branding strategy in the ROW (“Promotional Materials”). Upon one Party’s request, the other Party shall provide copies of representative samples of its final, approved Promotional Materials.

7.6. Reporting Obligations. NS shall report to the JSC in writing, by no later than each [***] following the first Marketing Approval of the Licensed Product in the Licensed Field in the Territory (for the period ending [***] of the prior NS Fiscal Year), summarizing NS´s Commercialization activities for the Licensed Product in the Territory performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable) and activities to be undertaken in the next NS Fiscal Year. Such written report shall be sufficient in detail so as to enable Vicore to monitor NS’ compliance with its diligence obligations under Section 8.

7.7. Warehousing and Distribution. NS (or its Sublicensees) shall be responsible for booking sales in its Territory. Moreover, NS and its Affiliates shall be solely responsible for handling all returns of the Licensed Product sold in the Territory, as well as all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables of Licensed Product sold in the Territory.

7.8. Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Licensed Product in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of the Licensed Product in the Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall, within [***] of such request, order or determination, notify the other Party’s Alliance Manager and JSC members by telephone or e-mail. Each Party, in consultation with the other Party, shall decide whether to conduct a recall of the Licensed Product in the Territory and/or the ROW, and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when such Party may act without such advance notice but shall notify the other Party as soon as possible). Except as may otherwise be agreed to by the Parties, NS shall bear all expense of any such recall or market withdrawal in the Territory and Vicore shall bear such expense in the ROW. Notwithstanding the forgoing, to the extent that a recall in the Territory described under this Section 7.8 is due to a defect in the supply of the drug from Vicore to NS that is the fault of Vicore, then Vicore shall bear the expense of such recall. Any product recall shall be further detailed in the Commercial Supply Agreement. Each Party shall make available all of its pertinent records that may be reasonably requested by the other Party in order to effect a recall of the Licensed Product in either the Territory (in the case of NS) or the ROW (in the case of Vicore). The Parties’ rights and obligations under this Section 7.8 shall be subject to the terms of any Party’s Supply Agreement(s) and quality agreements. In the event of a conflict between the provisions of any such Party’s Supply Agreement and quality agreement and this Section 7.8, the provisions of such Party’s Supply Agreement and quality agreement shall govern.

8. DILIGENCE & NON-COMPETE

8.1. Diligence Requirements.

8.1.1. Development and Marketing Approval. NS shall use Commercially Reasonable Efforts to obtain Marketing Approval as well as Orphan Drug Designation for the Licensed Product in the Initial Indication and [***], as well as any Additional Indications (if and when such Additional Indications are added to the Licensed Field) in the Territory on the timelines included in the Development Plan, including conducting all Development and regulatory activities needed to obtain such approvals. NS’s diligence obligations include the requirement to use Commercial Reasonable Efforts to perform all Clinical Studies necessary to obtain Marketing Approval for the Licensed Product in the Territory.

8.1.2. Commercialization. NS shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Initial Indication, [***] and any Additional Indications (if and when the Licensed Product has obtained Marketing Approval in the Initial Indication, [***] and/or such Additional Indications) in the Territory.

8.2. Non-Compete.

8.2.1. Generally. During the Term, NS, by itself or through its Affiliates or any Third Party, shall not in-license, Manufacture or Commercialize any Competing Product for use in the Licensed Field in the Territory.

8.2.2. Pre-First Commercial Sale Development Activities. NS, by itself or through its Affiliates or any Third Party, shall not Develop any Competing Product before and until [***].

8.2.3. During the Term and thereafter, NS and its Affiliates and their Sublicensees covenant not to Research, Develop, Manufacture or Commercialize a Generic Product of the Licensed Product excluding, subject to Section 8.2.4, any authorized generic of the Licensed Compound inside or outside the Territory and shall not assist any Third Party in any such Research, Development, Manufacture or Commercialization.

8.2.4. Authorized Generics. To the extent that NS wishes to Research, Develop, Manufacture or Commercialize an authorized generic of the Licensed Compound, then Vicore’s prior written consent shall be required and shall be subject to mutual agreement regarding the timing for the lunch of such authorized generic as well as the associated financial terms. Such an authorized generic approved by Vicore (“NS Authorized Generic of the Licensed Product”) shall be limited to the Territory.

9. PAYMENTS

9.1. Licensed Product Up-Front License Fee. In partial consideration for the license and rights granted to NS herein related to Licensed Product, NS shall pay to Vicore a one-time, non-refundable and non-creditable upfront Payment of ten million Dollars (USD$10 million), within [***] after the Effective Date.

9.2. Developmental Milestone Payments.

9.2.1. As partial consideration for the rights granted hereunder regarding the Licensed Product, NS shall pay Vicore a one-time, non-refundable, non-creditable milestone Payment (each, a “Developmental Milestone Payment”) upon the first achievement of the Development and regulatory milestone events set forth below (each, a “Developmental Milestone Event”) with respect to the Licensed Product in each of the Initial Indication and for [***] (if the Parties include [***] in the Development Plan). If other Additional Indications are subsequently added to the Licensed Field pursuant to the right of first refusal to such Additional Indications in Section 2.6, then NS shall also make a one-time, non-refundable, non-creditable milestone Development Milestone Payment to Vicore upon the first achievement of the Development and regulatory milestone events to be set forth in an amendment to this Section 9.2 for such future Additional Indications. Such Developmental Milestone Payments shall be made within [***] of achievement of the corresponding Developmental Milestone Event.

Developmental Milestone Events	Developmental Milestone Payment (USD)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

9.2.2. Skipped Developmental Milestone Events and Payments. If any of the above Developmental Milestone Events are skipped or unnecessary for a Licensed Product on an indication by indication basis (i.e. a later Developmental Milestone Payment is payable before an earlier Developmental Milestone Payment for such indication), then the skipped or unnecessary Developmental Milestone Event will be deemed to have been achieved upon the achievement of the subsequent milestone and the corresponding Developmental Milestone Payment(s) shall then become due and payable when the subsequent Development Milestone for such indication becomes payable, as applicable. In addition, in the case of the milestone upon [***] with the Licensed Product in the Territory in the Initial Indication, such Milestone shall also be due in the case of and upon [***].

9.2.3. The daily NHI price. For the purpose of this Section 9.2, the Parties shall agree on how to calculate the daily NHI Price which shall be consistent with common practices in the Territory.

9.3. Commercial Milestone Payments. As partial consideration for the rights granted hereunder regarding the Licensed Product, NS shall pay Vicore the one-time, non-refundable, non-creditable milestone Payments (each, a “Commercial Milestone Payment”) set forth below within [***] after achievement (first occurrence) of the applicable commercial milestone event for aggregate sales of Licensed Product (each, a “Commercial Milestone Event”). For clarity, if multiple Commercial Milestone Events are achieved in a NS Fiscal Year, then NS shall remit to Vicore the aggregate milestone Payments for all Commercial Milestone Events that are first achieved in such Calendar Year the Licensed Products.

Commercial Milestone Events	Commercial Milestone Payment
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]
Annual Net Sales of [***]	[***]

9.4. Royalties. As partial consideration for the rights granted hereunder regarding the Licensed Product, NS shall make non-refundable and non-creditable running royalty Payments to Vicore on the Net Sales of the Licensed Product sold in the Territory, as calculated by multiplying the applicable Royalty Rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of the Licensed Product sold in the Territory in the applicable NS Fiscal Year. For the sake of clarity, if Net Sales from April to September is [***] and aggregate Net Sales from October to March is [***], NS shall pay [***] as Royalties for April to September and [***] as Royalties for October to March.

Portion of annual Net Sales amount	Royalty Rate
Portion of aggregate Net Sales up to [***]	[***]
Portion of aggregate Net Sales more than [***] and up to [***]	[***]
Portion of aggregate Net Sales more than [***]	[***]

9.5. Additional Royalty Terms.

9.5.1. Reductions for Third Party Obligations. In the event it would be reasonably necessary to obtain additional licenses to Patents of Third Parties that claim the composition of matter of the active pharmaceutical ingredient (“API”) of the Licensed Product in the Territory, in order to Commercialize the API of the Licensed Product (“Additional Third Party Licenses”), NS may negotiate and obtain any such Additional Third Party Licenses but shall not be obligated to do so. NS and Vicore shall [***] the royalties under such Additional Third Party Licenses and Vicore’s [***] share of such royalties shall be payable solely in the form of a reduction of the royalty Payments that would otherwise be payable by NS to Vicore. Such deduction shall not exceed [***] of the royalties otherwise payable in each royalty payment period.

9.5.2. Additional New Third Party In-Licenses. Subject to Section 9.5.1 above, if, during the Term, the Parties determine and mutually agree that it would be reasonably necessary or useful for the Development, Manufacture or Commercialization of the Licensed Product in both the Territory and the ROW to obtain a license or other rights to any Know-How or Intellectual Property Rights from a Third Party, then Vicore and NS shall jointly negotiate such license to the extent solely applicable to the Licensed Product and share all upfront fees, maintenance fees and non-territory-specific milestone payments (as applicable) according to the Shared Ratio. NS shall be responsible for milestone payments and royalties in and specifically for the Territory, and Vicore shall be responsible for milestone payments and royalties in and specifically for the ROW, that are required thereunder. Notwithstanding the foregoing, but subject to Section 9.5.1 above, if a Party (the “Licensee Party”) otherwise enters into an agreement to obtain a license or other rights to any Know-How or Intellectual Property Rights from [***] that such Licensee Party deems necessary or useful for the Development, Manufacture or Commercialization of the Licensed Product in either the Territory (with respect to NS) or in the ROW (with respect to Vicore), then (A) the other Party shall not be obligated to share in the cost of such license, but (B) the Know-How or Intellectual Property Rights licensed from such Third Party shall not be deemed “Controlled” by the Licensee Party, and (C) the other Party shall not be granted a sublicense under Know-How and Intellectual Property Rights in-licensed under such license. Such deduction shall not exceed [***] of the royalties otherwise payable.

For avoidance of doubt, Sections 9.5.1 and 9.5.2 do not limit either Party’s right to obtain any licenses to any Intellectual Property Rights or Patent Rights from any Third Party as it may deem necessary or useful.

9.5.3. Generic Competition. On an indication by indication basis, if a Licensed Product is generating Net Sales in the Territory during the Royalty Term at a time when a Generic Product of such Licensed Product is being sold in the Territory, and the unit volume of the Generic Product sold in the Territory in a [***] exceeds [***] of the combined unit volume of such Licensed Product and Generic Product sold in the Territory in [***], then the royalty rate applicable to Net Sales of such Product in the Territory in such calendar quarter shall be reduced by [***].

9.5.4. Royalty Minimum. Notwithstanding the foregoing, in no event shall the royalties due to Vicore in a Calendar Quarter be reduced by more than [***] of the amount that would otherwise be due under Section 9.4. This includes any reduction of royalties under Section 9.5.1, Section 9.5.2 or Section 9.5.3.

9.6. Payment Terms.

9.6.1. Manner of Payment. All Payments to be made by NS hereunder shall be made in Dollars by wire transfer to such bank account as Vicore may designate.

9.6.2. Reports and Commercial Milestone Payment and Royalty Payments. For as long as a royalty Payments are due to Vicore under this Agreement, NS shall furnish to Vicore a written report, within [***] after the end of each Calendar Quarter, showing in Dollars, the amount of Net Sales of the Licensed Product in the Territory and royalty Payments earned for such Calendar Quarter. Royalty Payments consistent with the written reports provided under this Section 9.6.2 for [***] shall be due within [***] after the end of each [***]. The report shall include, at a minimum, the following information for the applicable Calendar Quarter: [***].

9.6.3. Records and Audits. NS shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to the Licensed Product’s Net Sales and royalty Payments. NS shall keep such books and records for at least [***] following NS Fiscal Year to which they pertain. Vicore may, upon at least [***] prior written request, cause an internationally recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to NS, to inspect the relevant records of such NS and its Affiliates to verify the Payments made by the NS and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an undertaking acceptable to the NS by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to Vicore only its conclusions regarding any Payments owed under this Agreement. NS and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Vicore or the Auditor.

The records shall be reviewed solely to verify the accuracy of NS’s Payment obligations and compliance with the financial terms of this Agreement (including calculation of Net Sales). Such inspection right shall not be exercised more than once in any NS Fiscal Year and not more frequently than once with respect to records covering any specific period of time. In addition, Vicore shall only be entitled to audit the books and records of NS from the [***] NS Fiscal Years prior to the NS Fiscal Year in which the audit request is made. Vicore agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by NS, the underpaid or overpaid amount shall be settled promptly. Vicore shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any Payments hereunder, provided, however, that if an underpayment of more than [***] of the total Payments due hereunder for the applicable year is discovered, the fees and expenses charged by the Auditor shall be paid by NS.

9.6.4. Currency Exchange. The amounts due to Vicore under this Agreement shall be expressed in Dollars, except where payment in JPY is expressly noted for payment of Commercial Sales Milestones. When conversion of Payments from any foreign currency is required to be undertaken by NS, all such Payment shall be converted into Dollars at the exchange rate (TTS rate) of the invoice date of each payment reported in the Wall Street Journal web site (https://www.wsj.com/market-data/currencies/exchangerates)

9.6.5. Taxes.

9.6.5.1. The royalties, milestones and other amounts payable by NS to Vicore pursuant to this Agreement (“Payments”) shall not be reduced on account of taxes, except as otherwise expressly provided below in this Section 9.6.5. Vicore alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by NS) levied on account of, or measured in whole or in part by reference to, any Payments it receives. NS shall deduct or withhold from the Payments any taxes that it is required by Applicable Laws to deduct or withhold. If, however, Vicore is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to NS or the appropriate Governmental Authority (with the assistance of NS to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve NS of its obligation to withhold tax, and NS shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that NS has received evidence, in a form reasonably satisfactory to NS, of Vicore' delivery of all applicable forms at least [***] prior to the time that the Payments are due. If NS withholds any taxes from the Payments while Vicore is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, NS shall cooperate with Vicore with respect to any documentation required by the appropriate Governmental Authority or reasonably requested by Vicore to secure a reduction of the rate of, or the elimination of, the applicable taxes withheld.

9.6.5.2. Notwithstanding anything to the contrary contained in this Agreement, the following shall apply with respect to Indirect Taxes. All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, NS shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by Vicore in respect of those Payments, such Indirect Taxes to be payable on the due date of the Payments to which such Indirect Taxes relate or at the time such Indirect Taxes are required to be collected by Vicore, in the case of Payment of Indirect Taxes to Vicore. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, NS shall promptly inform Vicore and shall cooperate with Vicore to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.

9.6.6. Blocked Payments. In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for NS to transfer, or have transferred on its behalf, Payments owed to Vicore hereunder, NS shall promptly notify Vicore of the conditions preventing such transfer and such Payments shall be deposited in local currency in the relevant country to the credit of Vicore in a recognized banking institution designated by the Vicore or, if none is designated by Vicore within a period of [***], in a recognized banking institution selected by NS, as the case may be, and identified in a written notice given to Vicore.

9.6.7. Interest Due. NS shall pay Vicore interest on any Payments that are not paid on or before the date such Payments are due under this Agreement at lesser of a rate of [***] per month or the maximum applicable legal rate, calculated on the total number of days such Payment is delinquent.

10. INTELLECTUAL PROPERTY

10.1. Ownership of Licensed Product IP. Vicore shall be or remain the owner of Licensed Product IP existing prior to the Effective Date or independently developed by Vicore outside the scope of this Agreement. NS shall be or remain the owner of any other IP owned by NS prior to the Effective Date or independently developed by NS outside the scope of this Agreement and without use or access to the Licensed Product IP.

10.2. Ownership and Right to Exploit the Arising IP. Vicore shall own all Arising Know How and Arising Patents and Vicore shall have the right to Exploit and Sublicense its interest in any such Arising Know How and Arising Patents in the ROW. NS shall have the right to Exploit and Sublicense (subject to Section 2.3) Arising Know How and Arising Patents in the Territory consistent with its rights to Research, Develop, Manufacturing and Commercialize the Licensed Product under this Agreement. To the extent necessary for compliance with Applicable Law (such as competition law) the Parties shall discuss in good faith the joint ownership by Vicore and NS of any Arising Know How and Arising Patents. Subject to the foregoing and to the extent permitted under Applicable Law (such as competition law), NS hereby assigns to Vicore all right title and interest in any Arising Know How and any Arising Patent Rights, and shall execute any confirming assignments or transfer instruments, in order that Vicore shall hold the ownership provided for in this Section 10.2.

10.3. Prosecution and Maintenance.

10.3.1. IP Coordination. Representatives of the Parties shall meet together from time to time as reasonably requested by either Party to discuss the Prosecution and Maintenance of all Patents within the Licensed Product IP and Arising IP. In addition to the notification rights listed below, with respect to such Patents, the Parties shall discuss with each other the overall strategy for Prosecution and Maintenance of such Patents in advance (for example, scope of claims to be pursued, countries for national entry, etc.). Each Party shall consider in good faith the other Party’s suggestions and comments regarding such Prosecution and Maintenance strategy. If there is a disagreement between the Parties’ representatives at either Party’s request, matters may be escalated to the JSC as it deems appropriate; provided that any decision regarding Patents are subject to the terms and conditions of this Section 10.3.

10.3.2. Licensed Product IP.

10.3.2.1. General. Subject to remainder of this Section 10.3.2.1, as between the Parties, Vicore shall have the sole responsibility, at Vicore’s sole discretion and Vicore’s expense, to Prosecute and Maintain all Licensed Product Patents, in Vicore’s name. With respect to Licensed Product Patents in the Territory, Vicore shall consult with NS, on its strategy for the Prosecution and Maintenance of such Patents. Vicore shall furnish NS, via electronic mail or such other method as mutually agreed by the Parties, copies of substantive proposed filings and documents received from outside counsel in the course of Prosecuting and Maintaining such Patents, or copies of documents filed with the relevant patent offices or other Governmental Authorities with respect to such Patents, and such other substantive documents related to the Prosecution and Maintenance of such Patents, and as applicable in sufficient time (i.e. at least [***] unless any deadline is shorter than [***] in which case such documents shall be notified to NS immediately upon receipt) prior to filing such document or making any payment due thereunder to allow for review and comment by NS and will consider in good faith timely comments from NS thereon. Vicore will furnish NS, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant national patent offices or other Governmental Authorities in the Territory with respect to such Patents.

10.3.2.2. Dropped Licensed Product IP. In the event that Vicore elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance), any Patent under Section 10.3.2.2 that Covers the sale or use (but not only the Manufacture) of the Licensed Product in the Licensed Field in the Territory, Vicore will notify NS at least [***] days before any such Patent would become abandoned, no longer available or otherwise forfeited. NS will have the right but not the obligation, at NS’s sole discretion, and sole responsibility for all applicable costs, to Prosecute and Maintain such Patents in the Territory (which right will include the right to file additional Patents claiming priority to such Patent). In such case, Vicore shall render all necessary assistance reasonably requested by NS in Prosecution and Maintenance of such Patents by NS and will be reimbursed at Vicore’s FTE Cost.

10.3.3. Arising IP.

10.3.3.1. General. Vicore shall be responsible for the filing of any priority and subsequent PCT applications and shall generally be responsible, at Vicore’s expense, for the Prosecution and Maintenance of all Patent Rights within the Arising IP worldwide. Notwithstanding the forgoing, in the event that Arising IP is owned jointly by the Parties, the Parties shall share equally the costs of Prosecution and Maintenance of Patents within the Arising IP.

10.3.3.2. Patent Miscellaneous. NS hereby agrees to reasonably cooperate in any such Prosecution and Maintenance by Vicore, including obtaining any necessary signatures from NS’s personnel or executing any documents required to Prosecute and Maintain the Patents.

10.4. CREATE Act. Neither Party shall invoke the Cooperative Research and Technology Enhancement Act (“CREATE Act”) in connection with the Prosecution or Maintenance of any Patent licensed under this Agreement without the prior written consent of the other Party.

10.5. Intellectual Property Litigation

10.5.1. Third Party IP Claims. For the purposes of this Section 10.5.1, “Third Party IP Claim” shall mean, with regard to any given Patent or the Licensed Product (as applicable):

10.5.1.1. any suspected or threatened infringement by a Third Party of any Patent that is exclusively licensed by a Party to the other hereunder(including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions or of any declaratory judgment, or similar action alleging the invalidity, unenforceability or non-infringement of any such Patent Rights or any administrative challenge to any such Patent Rights under Chapters 31 and 32 of Title 35, USC or similar provisions in other jurisdictions alleging the unpatentability of any Intellectual Property);

10.5.1.2. any claim by a Third Party that the exercise of the rights granted hereunder under any Patent exclusively licensed by a Party to the other infringes any Intellectual Property Rights (excluding Trademarks) of a Third Party; or

10.5.1.3. any claim by a Third Party of alleged patent infringement with respect to the Development, Manufacture or Commercialization of the Licensed Product.

10.5.1.4. Cooperation. Each Party shall promptly notify the other Party in writing of any Third Party IP Claim of which such Party becomes aware. The notifying Party shall provide the other Party with all evidence available to it supporting its belief that there is any such Third Party IP Claim.

10.5.2. Defense.

10.5.2.1. Each Party shall be responsible for any claim brought against it by a Third Party that its activities related to this Agreement, including the Development, Manufacture or Commercialization of the Licensed Product, infringe any Patent Rights of a Third Party in its respective territory, such as a claim under Section 10.5.1.1 or Section 10.5.1.2 at its own expense and shall be responsible for legal fees and any monetary damages levied in connection with any such action, subject to any applicable indemnification obligations of Vicore under this Agreement (such Party, the “Defending Party”). Any counterclaims shall be handled as set forth in Section 10.5.3 (Enforcement).

10.5.2.2. As between the Parties, the Party controlling the Prosecution and Maintenance of any Patent under Section 10.3 shall have the right (but not the obligation), at its sole discretion and expense, to defend against a declaratory judgment action or other action challenging any such Patent. If the Party controlling such Prosecution and Maintenance of Patents under Section 10.3 does not confirm it shall defend such Patent under this Section 10.5.2.2 within [***] (or such shorter period of time as is required under the applicable Law in the United States, in the Territory, or any other country in the ROW to not waive any statutory rights), or elects not to continue any such defense (in which case it shall promptly provide notice thereof to the other Party), then the other Party shall have the right (but not the obligation), at its sole discretion, to defend any such Patent but only so long as such Patent is in the respective Party’s territory (that is, for Patents in the Territory in the case of NS) and is either owned (in whole or in part) by, or exclusively licensed to, such respective Party .

10.5.2.3. For avoidance of a doubt, the Defending Party or the Party defending an action under Section 10.5.2 shall have the right to obtain assistance from the other Party as set forth in Section 10.5 and no settlement shall be reached except in accordance with Section 10.5.3.2.

10.5.3. Enforcement.

10.5.3.1. NS shall have the first right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any infringement occurring in the Territory that adversely affects the Commercialization of the Licensed Product of either (i) [***] or (ii) [***]. Such measures may include (a) initiating or prosecuting an infringement, misappropriation or other appropriate suit or action (each an “Infringement Action”) in the Territory, or (b) notwithstanding the provisions of Section 2.4, [***]. Notwithstanding the foregoing, if NS does not inform Vicore that it intends to either initiate such an Infringement Action or [***] within [***] after NS’s receipt of a notice of infringement in accordance with Section 10.5.1.4 (or sooner if any deadlines require action prior to such [***], then Vicore shall [***], with respect to any such Patent.

10.5.3.2. Vicore shall have the sole and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any infringement of any Patent within the Licensed Product IP or Arising IP, except as otherwise provided in Section 10.5.3.1. Such measures may include (a) initiating or prosecuting an Infringement Action, or (b) [***]. In the event that Vicore does not wish to initiate or discontinues such an Infringement Action, NS shall [***].

10.5.4. Cooperation and Settlement. During the pendency of such action with respect to any Third Party IP Claim, at the other Party’s request, the Party responsible for defending or enforcing any such action (the “Responsible Party”) shall provide the other Party with all information reasonably requested regarding the status of such action (subject to the other Party entering into a common interest agreement if requested by the Responsible Party, and without disclosing any information that would compromise attorney-client privilege or similar privileges). All materials provided by the Responsible Party to the other Party shall be treated as the Responsible Party’s Confidential Information. In any action or defense initiated by the Responsible Party, the other Party shall be entitled to, and if legally required shall, join the action so long as the Responsible Party retains at all times the sole right to direct and control the action (including the choice of its own counsel). The other Party is entitled to be independently represented by counsel of its choice, at its expense. When the Responsible Party is bringing or defending an action with respect to any Third Party IP Claim, then (a) upon request by the Responsible Party, the other Party shall assist in the defense against or enforcement of such action at the Responsible Party’s costs, including if required or desirable to bring, maintain or prove damages in such action, furnishing a power of attorney, furnishing documents and information, cooperating in discovery, providing access to witnesses (including inventors) and executing all necessary documents as the Responsible Party may request, and (b) neither Party shall settle, consent to judgment or otherwise voluntarily dispose of the suit or action without the prior written consent of the other Party, which consent shall not be unreasonably delayed, conditioned, or withheld if such settlement, consent to judgment or other voluntary disposition does not impose any liability on the other Party (other than liability that is fully satisfied by the settling Party on behalf of the other Party) and does not impose any restrictions on the other Party.

10.5.5. Allocation of Proceeds. The proceeds recovered by a Party from any enforcement action described in Section 10.5.3 (including any licensing revenues) shall [***] with respect to the infringement under Section 10.5.3 and then to [***], provided that if such other Party has not elected to join the action but has been required to do so by the enforcing Party, the enforcing Party shall [***]. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared between the Parties, with the Party who exercises its enforcement rights under Section 10.5.3 and recovers damages retaining [***]. If such recovery exceeds the amount required to cover all such costs and expenses of both Parties, the excess proceeds shall be split and with the enforcing Party [***] of such excess proceeds.

10.6. Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Development, Manufacture and Commercialization of this Licensed Product as contemplated by this Agreement, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the Development, Manufacture or Commercialization of the Licensed Product. Accordingly, the Parties agree that all such information and materials obtained by Vicore and NS from each other shall be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All information and materials shall be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. In addition, the Parties agree that all such information and materials may be subject to a separate common interest agreement mutually acceptable to the Parties that they may enter into with respect to such information and materials.

10.7. Patent Term Extensions.

10.7.1. Vicore shall, at its expense, have the sole right but not the obligation to apply for and obtain any patent term extension, supplementary protection certificates or similar extension of rights, for any Patents in the Licensed Product IP or the Arising IP in the Territory, but with respect to the Licensed Product IP only to the extent such Patents solely Cover the Licensed Product and not other products. Vicore agrees to execute any authorization or instruments, make any filings, or take such further actions as may be requested by NS to implement and obtain any patent term extension, supplementary protection certificates or similar extension of rights, for any Patents within the Licensed Product IP or Arising IP Covering the Licensed Product in the Territory, at NS’s expense.

10.7.2. Vicore shall have the sole right but not the obligation to apply for and obtain any patent term extension, supplementary protection certificates or similar extension of rights, for any Patents in the Licensed Product IP or the Arising IP in the ROW.NS agrees to execute any authorization or instruments, make any filings, or take such further actions as may be requested by Vicore to implement and obtain any patent term extension, supplementary protection certificates or similar extension of rights, for any Patents within the Licensed Product IP or Arising IP Covering the Licensed Product in the ROW, at Vicore’ expense.

10.8. License to Trademarks. During the term of this Agreement, Vicore grants to NS the license to use Vicore Trademark to Research and Develop, seek Marketing Approval with respect to, and Commercialize the Licensed Product in the Territory. NS may sublicense such rights to the Sublicensees.

10.9. Trademark Registration. Vicore shall be responsible to register any Vicore Trademark in the Territory. In addition, in the event Vicore believes that it is advisable to effect any filing or obtain any governmental approval for the use by Vicore of any of Vicore Trademark, the Parties shall fully cooperate in order to do so. All expenses relating to the registration of Vicore Trademark in the Territory, as well as the making of any filings or obtaining any governmental approvals for the use by NS of Vicore Trademark shall [***].

10.10. Trademark Infringements. Vicore reserves the right in its sole discretion to institute any proceedings against a Third Party infringer. NS agrees to cooperate fully with Vicore in any action taken by Vicore against such a Third Party infringer, provided that all expenses of such action shall be borne by Vicore. If Vicore elects not to pursue any such action against a Third Party infringer, NS shall have the right, but not the obligation, to pursue such action at NS’s cost and expense. In such case, allocation of any recovery Vicore and NS is awarded for any action against the Third Party infringer shall first be allocated to [***], and any remaining amounts shall be allocated between the Parties as agreed between the Parties prior to initiation of such action.

11. CONFIDENTIALITY & PUBLICATION

11.1. Nondisclosure Obligation.

11.1.1. All Confidential Information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement shall be maintained in confidence by the Receiving Party and shall not be disclosed to a Third Party or used for any purpose except to exercise its licenses and other rights, to perform its obligations, or as otherwise set forth herein, without the prior written consent of the Disclosing Party, except to the extent that such Confidential Information:

(a) is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b) is known to the public before its receipt from the Disclosing Party, or thereafter becomes generally known to the public through no breach of this Agreement by the Receiving Party;

(c) is subsequently disclosed to the Receiving Party by a Third Party who is not known by the Receiving Party to be under an obligation of confidentiality to the Disclosing Party; or

(d) is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

11.1.2. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

11.1.3. Notwithstanding the obligations of confidentiality and non-use set forth above and in Section 11.1.4 below, a Receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and to Exploit its licenses and other rights under this Agreement, and specifically to (a) Affiliates and actual and potential (in the course of conducting due diligence) Sublicensees, and their employees, directors, agents, consultants, or advisors to the extent necessary for the potential or actual performance of its obligations or exercise of its licenses and other rights under this Agreement in each case who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms of this Section 11.1.3; (b) Governmental Authority, including any other Regulatory Authorities in order to obtain patents or perform its obligations or Exploit its rights under this Agreement, provided that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, and where permitted, subject to confidential treatment; (c) the extent required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; (d) any bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators, licensors, Sublicensees, licensees or strategic partners and to employees, directors, agents, consultants and advisers of such Third Party, in each case who are under an obligation or confidentiality with respect to such information that is no less stringent than the terms of this Section 11.1 (but of duration customary in confidentiality agreements entered into for a similar purpose) and (e) to Third Parties to the extent a Party is required to do so pursuant to the terms of an in-license provided that the material terms of such in-license have been disclosed to the Disclosing Party. If a Party is required by Applicable Law to disclose Confidential Information of the other Party that is subject to the non-disclosure provisions of this Section 11.1.3, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure.

11.1.4. Notwithstanding Section 11.1.1, Confidential Information that is permitted or required to be disclosed shall remain otherwise subject to the confidentiality and non-use provisions of this Section 11.1. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party will, a reasonable time prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, shall provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and shall take such Party’s reasonable comments into consideration before filing such agreement and use Commercially Reasonable Efforts to have terms identified by such other Party afforded confidential treatment by the applicable regulatory agency.

11.2. Publication and Publicity.

11.2.1. Publication. Except for disclosures permitted pursuant to Section 11.1 and Section 11.2.2, if NS wishes to make a publication or public presentation relating to the Licensed Product or any results of Research and Development activities under this Agreement, it shall deliver to Vicore a copy of the proposed written publication or presentation at least [***] prior to submission for publication or presentation. Vicore shall have the right (a) to propose modifications to the publication or presentation for patent reasons or trade secret reasons or to remove Confidential Information of Vicore or its Affiliates, and NS shall remove all Confidential Information of Vicore if so requested by Vicore and otherwise reflect Vicore’ reasonable comments into consideration, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If Vicore requests a delay, NS shall delay submission or presentation for a period of [***] (or such shorter period as may be mutually agreed by the Parties) to enable Vicore to file patent applications protecting Vicore’ rights in such information. With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials shall be subject to review under this Section 11.2.1 to the extent that NS has the right and ability (after using Commercially Reasonable Efforts to obtain such right and ability) to do so. Subject to the obligations of confidentiality and non-use set forth in Section 11.1.1 above, Vicore shall be free to make any publication or public presentation relating to the Licensed Product or any results of Research and Development of the Licensed Product in the ROW but shall provide to NS a copy of such publication or presentation within [***] of such publication or presentation.

11.2.2. Publicity. Except as set forth in Sections 11.1, 11.2.1 and 11.3, the terms of this Agreement may not be disclosed by either Party, and neither Party shall use the name, Trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement, its subject matter, or the activities of the Parties hereunder without the prior express written permission of the other Party except (a) as may be required by Applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity, provided that the Party issuing such press release gives reasonable notice prior to use of such name, Trademark, trade name or logo of the other Party, and otherwise complies with Section 11.1.3, or (b) as expressly permitted by the terms hereof.

11.3. Press Release.

11.3.1. Initial Press Release. The Parties agree to issue the press release attached hereto as Exhibit D on the date and time agreed between the Parties.

11.3.2. Further Press Releases. Except as provided in this Section 11.3, neither Party will issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except that a Party may (a) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (b) issue a press release or public announcement as required by Applicable Law (including a press release corresponding to any securities disclosure, such as pursuant to a Form 8-K), including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, provided that the Party issuing such press release gives reasonable prior notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Section 11.3. In addition, Vicore may, with NS’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, issue a press release regarding the Payment or receipt of any milestone Payments under this Agreement with respect to the Licensed Product.

12. REPRESENTATIONS & WARRANTIES

12.1. Representations, Warranties and Covenants of Both Parties. Each Party hereby represents and warrants as of the Effective Date, and covenants, to the other Party that:

12.1.1. it has the power, authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

12.1.2. this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

12.1.3. to the extent required, all necessary consents, approvals and authorizations of other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

12.1.4. the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound;

12.1.5. all employees, consultants, or (sub)contractors (except (i) academic or public institution collaborators, and (ii) Third Parties under the licenses or other agreements entered prior to the Effective Date) of such Party or Affiliates performing Research, Development or Manufacturing activities hereunder on behalf of such Party are, and such Party hereby covenants to the other Party that they will be, obligated to assign all material rights, title and interests in and to any inventions developed by them, whether or not patentable, to such Party or Affiliate, respectively, as the sole owner thereof;

12.1.6. such Party will, and such Party hereby covenants to the other Party that it will, perform its activities pursuant to this Agreement in compliance with GxP and Applicable Law, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any nonhuman animals by or on behalf of such Party, will at all times comply (and will ensure compliance by any of its Subcontractors) with all applicable national, federal, state and local laws, regulations and ordinances in performing its obligations under this Agreement; and

12.1.7. such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred, in connection with the Development, Manufacture or Commercialization of the Licensed Product. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing.

12.2. Representations and Warranties of Vicore. Vicore hereby represents and warrants to NS, as of the Effective Date, that:

12.2.1. Vicore is the sole owner of, or otherwise has the right to grant, all licenses it purports to grant to NS with respect to the Licensed Product IP under this Agreement free and clear of all mortgages, pledges, liens, encumbrances, or claims of any kind, and (ii) has the authority to grant to NS the licenses set forth in this Agreement. No written notice of default or termination has been received or given under any agreement pursuant to which Vicore owns or otherwise controls any of the Licensed Product IP and there is no act or omission by Vicore that would provide any Third Party that is a party to any such agreement the right to terminate any such agreement;

12.2.2. Vicore has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the Licensed Product IP in such a way as to make the representation set forth in Section 12.2.1 not true, and it will not enter into any such agreements or grant any such right, title or interest to any Person that is in conflict with the licenses granted to NS under this Agreement;

12.2.3. To Vicore’s best knowledge, no Third Party is infringing, misappropriating or otherwise violating, or threatening to infringe, misappropriate or otherwise violate any of the Licensed Product IP;

12.2.4. To Vicore’s best knowledge, the discovery, development, generation invention, creation, conception and reduction to practice of any of the Licensed Product IP have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. To Vicore’s knowledge the performance of this Agreement will not infringe, misappropriate, or otherwise violate any intellectual property of any Third Party; and

12.2.5. To Vicore’s best knowledge, there are (a) no claims, judgments or settlements against or owed by Vicore and (b) no pending or threatened claims or litigation, in each case ((a) and (b)), related to any of the Licensed Product IP. Vicore has not received any written claim alleging that any of the Licensed Product Patents are invalid or unenforceable as of the Effective Date and, to Vicore’s best knowledge, there is no basis to reasonably conclude that any claim of any of the Licensed Product Patents is invalid or unenforceable.

13. INDEMNIFICATION, LIABILITY & INSURANCE

13.1. Indemnification by NS. NS agrees to defend Vicore, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Vicore Indemnitees”), and will indemnify and hold harmless the Vicore Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorneys’ fees and other legal expenses with respect thereto (collectively, “Losses”) arising out of any claim, action, lawsuit or other proceeding by a Third Party (collectively, “Third Party Claims”) brought against any Vicore Indemnitee and resulting from or occurring as a result of: (a) any activities conducted by an NS employee, consultant or (sub)contractor in the performance of the Research, Development, Manufacture or Commercialization Activities contemplated by this Agreement, (b) the Research, Development, Manufacture or Commercialization of the Licensed Product by NS or its Affiliates, Sublicensees, distributors or contractors, (c) any breach by NS of any of its representations, warranties or covenants pursuant to this Agreement, or (d) the negligence or willful misconduct of NS or any NS Affiliate or Sublicensee in the performance of this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Vicore Indemnitee, (ii) any breach by Vicore of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Vicore Indemnitee.

13.2. Indemnification by Vicore. Vicore agrees to defend NS, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “NS Indemnitees”), and will indemnify and hold harmless the NS Indemnitees, from and against any Losses arising out of Third Party Claims brought against any NS Indemnitee and resulting from or occurring as a result of: (a) any breach by Vicore of any of its representations, warranties or covenants pursuant to this Agreement, (b) the negligence or willful misconduct of any Vicore Indemnitee or any (sub)contractor of Vicore in the performance of this Agreement,; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any NS Indemnitee, (ii) any breach by NS of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any NS Indemnitee.

13.3. Notice of Claim. All indemnification claims provided for in Section 13.1 and Section 13.2 will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will give the other Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 13.1 or Section 13.2, but in no event will the Indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

13.4. Defense, Settlement, Cooperation and Expenses.

13.4.1. Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will as soon as reasonably possible deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in this Section 13.4.1, the Indemnified Party will be responsible for the legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

13.4.2. Right to Participate in Defense. Without limiting Section 13.4.1, any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.4.1 (in which case the Indemnified Party will control the defense), or (c) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles in which case the Indemnifying Party will be responsible for any such costs and expenses of counsel for the Indemnified Party.

13.4.3. Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that will not admit liability or violation of Applicable Law on the part of the Indemnified Party or result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner (such as granting a license or admitting the invalidity of a Patent Controlled by an Indemnified Party), and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.4.1, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The Indemnifying Party will not be liable for any settlement, consent to entry of judgment, or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

13.4.4. Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

13.4.5. Costs and Expenses. Except as provided above in this Section 13.4, the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

13.5. Insurance.

13.5.1. Vicore’ Insurance Obligations. Vicore will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products. Vicore will furnish to NS evidence of such insurance, upon request.

13.5.2. NS’s Insurance Obligations. NS will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement (including product liability), including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by NS under this Agreement. NS will maintain such insurance or self-insurance throughout the Term, and will furnish to Vicore evidence of such insurance, upon request.

13.6. LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR (A) CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER SECTIONS 13.1 AND 13.2, (B) A PARTY’S BREACH OF SECTION 8.1 OR 8.2 OR (C) CLAIMS ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

14. TERM AND TERMINATION

14.1. Agreement Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will extend, unless this Agreement is terminated earlier in accordance with Section 14.2, until such time as all of NS’s Payment obligations under this Agreement have expired. Upon the natural expiration (as opposed to termination) of NS’s Payment obligations with respect to the Licensed Product, the licenses granted by Vicore to NS under this Agreement shall remain in effect as granted in accordance with this Agreement, shall become irrevocable, fully paid-up and royalty-free licenses and shall last as long as NS intends to Develop or Commercialize the Licensed Product in the Licensed Field in the Territory.

14.2. Termination. Notwithstanding anything in this Agreement or elsewhere to the contrary, subject to Section 14.3.3 below, this Agreement may be terminated as follows:

14.2.1. Termination for Material Breach. Either Party shall have the right to terminate this Agreement in the event the other Party has materially breached or materially defaulted in the performance of any of its obligations hereunder which breach or default is material in the overall context of this Agreement, and such breach has continued for [***] (or [***] in the case of a Payment breach) after written notice thereof was provided to the breaching Party by the non-breaching Party which clearly describes the remedies that the non-breaching Party intends to apply should the breach remain uncured. Any such termination shall become effective at the end of such [***] (or [***] with respect to payment breach) period if, prior to the expiration of the [***] (or [***] day, as applicable) period, the breaching Party has not cured any such breach or default. In the event that the breach is not susceptible to cure during such [***] period, then, upon written notice to the non-breaching Party during the initial [***] period, the breaching Party may have additional time, not to exceed another [***] to cure such breach. If the allegedly breaching Party disputes the breach and provides written notice of that dispute to the other Party, the matter shall be addressed under the dispute resolution provisions in Section 15.1, and the notifying Party may not terminate this Agreement until it has been finally determined under Section 15.1.3, that this Agreement was materially breached as described above and the breaching Party does not cure the breach within [***] of the arbitration award under Section 15.1.3 below.

14.2.2. Termination by Mutual Agreement. This Agreement as a whole may be terminated by the mutual written consent of the Parties.

14.2.3. Termination by NS for Convenience. NS may terminate this Agreement in its entirety by providing three hundred and sixty (360) days) prior written notice. Notwithstanding the foregoing, NS may not terminate this Agreement for convenience within the first twelve (12) months following the Effective Date.

14.2.4. Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party will file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within [***] after the filing thereof, or if the other Party will propose or be a party to any dissolution or liquidation, or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors. Upon the bankruptcy of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, will be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

14.2.5. Termination for Patent Challenge.

14.2.5.1. Licensed Product Patents. Vicore may terminate this Agreement if NS or its Affiliates disputes, or assist any Third Party to dispute, the validity of any Licensed Product Patent in a patent re-examination, inter-partes review, post-grant or other patent office proceeding, opposition, litigation, or other court proceeding and, within [***] written notice from Vicore, NS fails to rescind any and all of such actions, provided however that, nothing in this clause prevents NS from taking any of the actions referred to in this clause and provided further that Vicore will not have the right to terminate if NS:

(a) asserts invalidity as a defense in any court proceeding brought by Vicore asserting infringement of one of the foregoing Patents; or

(b) Acquires a Third Party that has an existing challenge, whether in a court or administrative proceeding, against one of the foregoing Patents; or

(c) licenses a product for which Vicore has an existing challenge, whether in a court or administrative proceeding, against one of the foregoing Patents.

14.3. Effects of Termination.

14.3.1. Effects of Termination. In the event of any termination of this Agreement other than termination (i) by NS for Vicore’s material breach under Section 14.2.1, (ii) by NS due to Vicore’ insolvency under Section 14.2.4, or (iii) under Section 14.2.2 (termination by mutual agreement), then the following shall apply:

14.3.1.1. At Vicore’s request, NS will return to Vicore or destroy (and certify such destruction to Vicore), at Vicore’ option, all Vicore’ Confidential Information and Know-How related to the Licensed Product (provided that NS shall be entitled to retain one (1) copy for archival and compliance purposes, and as required by Applicable Law or regulatory requirement), NS and its Affiliates and their respective Sublicensees will cease all Research, Development, Manufacture and Commercialization of Licensed Compound and Licensed Products except as expressly permitted by this Section 14.3.1, and the non-compete set forth in Section 8.2 regarding the Licensed Product will continue in full force and effect.

14.3.1.2. Vicore shall have the right to acquire some or all of the available inventory of the Licensed Product, as requested by Vicore, in the possession of NS and its Affiliates as of the date of such termination, provided that, if Vicore so acquires any or all such inventory, Vicore shall reimburse NS the cost incurred by NS for such inventory and if Vicore does not purchase such inventory NS shall be entitled to continue selling any such inventory in the Territory for up to (but no more than) [***].

14.3.1.3. All licenses and sublicenses granted by Vicore to NS hereunder shall immediately terminate, provided, however, that they will continue to survive solely to enable NS to (i) complete sales of Licensed Product for any purchase orders that were in place prior to the effective date of termination and (ii) sell off any existing inventory of Licensed Product pursuant to Section 14.3.1.2; thereafter, NS (and its Affiliates and respective Sublicensees) will discontinue Commercialization of the Licensed Product.

14.3.1.4. All licenses and rights granted by NS to Vicore under Section 2.2, Section 2.3, Section 2.4, Section 2.5 and Section 2.6 shall remain in effect as granted in accordance with this Agreement. Furthermore, NS shall assign its rights to any Arising IP to Vicore at no further cost to Vicore.

14.3.1.5. NS shall continue all ongoing Clinical Studies until the effective date of termination and shall wind-down at its sole expense (unless otherwise previously agreed with Vicore) any such ongoing Clinical Studies thereafter in accordance with Applicable Law, including GxP, and regulatory and trial participant safety requirements.

14.3.1.6. NS will, as promptly as practicable, and subject to Vicore’ reasonable assistance, use good faith diligent efforts to, to the extent legally permissible (including to the extent permitted under NS’s obligations to Third Parties on the effective date of termination), (i) transfer and assign to Vicore or Vicore’ designee all of NS’s right, title and interest in and to all material governmental or regulatory filings and approvals (including all Marketing Approvals and pricing approvals, and Regulatory Materials), in all cases, to the extent relating to the Development, Manufacture or Commercialization of the Licensed Product in the Territory, and (ii) transfer to Vicore or Vicore’ designee copies of all material Data, Know-How, Clinical Study data and safety data in NS’s possession to the extent related to the Research, Development, Manufacture or Commercialization of the Licensed Product. In addition, NS will appoint Vicore (or its designated agent in Japan) as NS’s or NS’s Affiliates’ agent for all Licensed Product-related matters involving Regulatory Authorities until all Marketing Approvals and other regulatory filings hereunder have been assigned to Vicore or its designee. In the event of failure to obtain such assignment, NS hereby consents and grants to Vicore the right to access and reference (without any further action required on the part of NS, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item with respect to the Licensed Product on an exclusive (even as to NS) basis.

14.3.1.7. If NS or its Affiliates are Manufacturing Licensed Product on the effective date of termination, at Vicore’ option (which must be exercised in writing to NS within [***] of the effective date of termination), NS or its Affiliates will use Commercially Reasonable Efforts to supply such Licensed Product to Vicore at NS’s Fully Burdened Manufacturing Cost plus [***], until the earlier of (i) such time as Vicore has procured or developed its own source of such Licensed Product supply, or (ii) [***] following the effective date of termination. The Parties will promptly negotiate a supply and related quality agreement to govern the specific terms and conditions of such supply.

14.3.1.8. If Vicore so requests within [***] of the effective date of termination, the Parties will cooperate, to the extent legally permissible (including to the extent permitted under NS’s obligations to Third Parties on the effective date of termination), to assign to Vicore any Third Party agreements that are specific and relating to the Development, Manufacture or Commercialization of the Licensed Product to which NS is a party, subject to any required consents of such Third Party.

14.3.1.9. The Parties will cooperate, to the extent legally permissible (including to the extent permitted under NS’s obligations to Third Parties on the effective date of termination), to promptly transfer and assign or exclusively license (or, if applicable, will cause its Affiliates to assign) to Vicore all of NS’s (and such Affiliates’) worldwide right, title and interest in and to any registered trademarks or registered internet domain names that are specific to the Licensed Product.

14.3.1.10. More generally, the Parties shall cooperate to ensure a smooth and orderly transition of the Licensed Product, including any Development, Manufacturing, or Commercialization activities ongoing at the time of termination to Vicore, pursuant to a termination agreement to be negotiated by the Parties within [***] following the termination notice. Such agreement shall be consistent with this Section 14.3.1.

14.3.2. For Material Breach or Insolvency. In the event that NS terminates this Agreement as a result of Vicore’ material breach or due to Vicore’ insolvency under Section 14.2.1 or Section 14.2.4, then the following terms shall apply:

14.3.2.1. At the Disclosing Party's request, the Receiving Party will return to the Disclosing Party or destroy (and certify such destruction to the Disclosing Party), at Disclosing Party’s option, all Disclosing Party’s Confidential Information related to the Licensed Product (provided that the Receiving Party shall be entitled to retain one (1) copy for archival and compliance purposes, and as required by Applicable Law or regulatory requirements).

14.3.2.2. All Research, Development, Manufacture and Commercialization of the Licensed Product by NS or any of its Affiliates or their Sublicensees shall immediately cease.

14.3.2.3. All licenses and sublicenses granted by Vicore to NS hereunder shall immediately terminate. All licenses and rights granted by NS to Vicore under Section 2.2, Section 2.3, Section 2.4, Section 2.5 and Section 2.6 shall remain in effect as granted in accordance with this Agreement.

14.3.2.4. The non-compete set forth in Section 8.2 regarding the Licensed Product will no longer apply.

14.3.2.5. NS shall have the right to continue to sell some or all of the available inventory of the Licensed Product in the possession of NS and its Affiliates as of the date of such termination. If NS elects not to sell some or all of such inventory of the Licensed Product, Vicore shall acquire such inventory and shall reimburse NS the cost incurred by NS for such inventory, provided that NS elects not to retain the licenses granted by Vicore pursuant to this Agreement (as provided in Section 14.3.2.6).

14.3.2.6. NS may elect to retain the licenses granted by Vicore pursuant to this Agreement (such licenses to thereafter be royalty and milestone payment bearing at [***] of the rates and amounts provided in this Agreement and irrevocable). In connection with such election by NS, the Commercial Supply Agreement shall remain in effect notwithstanding any provisions contained in this Agreement or the Commercial Supply Agreement, provided, however, that Vicore shall have the right to subsequently terminate the Commercial Supply Agreement effective upon completion of a manufacturing technology transfer of the Licensed Product and the Licensed Compound to a contract manufacturer (subject to NS’s review and consent). In the event NS elects this option, this shall be the sole and exclusive remedy for such material breach or insolvency.

14.3.2.7. More generally, the Parties shall cooperate to ensure a smooth and orderly termination of this Agreement as provided in this Section 14.3.2.

14.3.3. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for all purposes of Section 365(n) of the United States Bankruptcy Code and of any similar or analogous provisions of Applicable Laws outside of the United States (the “Bankruptcy Code”), licenses and rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code (the “Insolvent Party”), the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and Know-How licensed to such Party under this Agreement and held by such first Party and its successors and assigns (and all embodiments of such intellectual property and Know-How), provided that, a Party shall not be required to provide any duplicate copies and embodiments of such intellectual property or Know-How to the other Party so long it has already provided such intellectual property and Know-How it is required to provide to under this Agreement, and, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Insolvent Party continues to perform all of its obligations under this Agreement, or (b) if not delivered or granted under (a) above, following the rejection of this Agreement by or on behalf of the Insolvent Party upon written request therefore by the other Party.

14.3.4. Survival. The termination or expiration of this Agreement shall not affect any Payment of any debts or obligations accruing prior to or after such date of termination or expiration. The provisions of Section 1 (to the extent necessary to give effect to the surviving provisions), Section 7.8 (for any recall of the Licensed Product supplied by Vicore to NS during the Term of this Agreement), Section 9.4 (with respect to any Net Sales accrued following the Term during a permitted sell-off period under Section 14.3.1.2 or Section 14.3.2.5), Section 9.6 (for any final payments, reports, or audits), Section 10.5 (for any litigation under Section 10.5 initiated during the Term of this Agreement), Section 10.2 (assignment of Arising Know-How and Arising Patents), Section 11.1 (nondisclosure obligations), Section 13.1 to Section 13.4 (to the extent concerning Third Party Claims under this Agreement), Section 14 (until completion of termination obligations), Section 14.3.2.6 (to the extent NS makes such election in the event of material breach or Vicore insolvency and any other Section necessary to effectuate Vicore’s continued right to receive milestones and royalties at [***] of prior levels), and Section 15 (Miscellaneous)will survive the expiration or any termination of this Agreement for any reason, in accordance with their respective terms and conditions, and for the respective duration stated therein, and where no duration is stated, will survive indefinitely. In addition, any Section that is referred to in the above listed Sections shall survive solely for the interpretation or enforcement of the surviving terms.

15. MISCELLANEOUS

15.1. Dispute Resolution.

15.1.1. Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any dispute between the Parties will be promptly presented to the Chief Executive Officer of NS and the Chief Executive Officer of Vicore US (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim.

15.1.2. Request for Arbitration. If after negotiating in good faith, the Parties fail after good faith discussions undertaken within reasonable promptness, to reach an amicable agreement within [***], then either Party may upon written notice to the other submit to binding arbitration pursuant to Section 15.1.3 below. No statements made by either Party during such discussions will be used by the other Party or admissible in arbitration or any other subsequent proceeding for resolving the dispute.

15.1.3. Arbitration.

15.1.3.1. Subject to Section 15.2, any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, not resolved under the provisions of Section 15.1.1, will be resolved by final and binding arbitration conducted in accordance with the terms of this Section 15.1.3.1. The arbitration will be held in New York, New York, USA according to Rules of Arbitration of the ICC. The arbitration will be conducted by a panel of [***] arbitrators, unless otherwise agreed by the Parties, appointed in accordance with applicable ICC rules. Any arbitration herewith will be conducted in the English language to the maximum extent possible. The IBA Rules on the Taking Evidence in International Arbitration shall be referred to as guidelines. The arbitrators will render a written decision no later than [***] following the selection of the arbitrators, including a basis for any damages awarded and a statement of how the damages were calculated. Any award will be promptly paid in U.S. dollars free of any tax, deduction or offset. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 15.1.3.1. With respect to money damages, nothing contained herein will be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages, except in the case of breach of Section 11.1. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages, except in the case of breach of Section 11.1. The losing Party of the arbitration shall bear its and the winning Party’s legal fees and costs related to the arbitration (including witness and expert fees). Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof.

15.1.3.2. Where an arbitration pertains to a un unresolved disagreement regarding a business strategy or business plan that the JSC and Senior Officials could not reach consensus, after good faith efforts, as opposed to a legal or contract dispute, the arbitration panel shall invite each Party to present its most reasonable position for its business strategy or business plan, and shall be limited to selecting the business strategy or business plan that the arbitration panel determines is more reasonable. In such case, the arbitration panel shall comprise [***] arbitrators with significant experience in the pharmaceutical industry.

15.1.3.3. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS' FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

15.1.4. Court Actions. Nothing contained in this Agreement will deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceeding.

15.2. Governing Law, Jurisdiction, Equitable Relief, Losses, and Remedies.

15.2.1. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA, without reference to any rules of conflicts of laws. For clarification, any dispute relating to the scope, validity, enforceability or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

15.2.2. Each Party acknowledges and agrees that the restrictions set forth in Section 8.2 of this Agreement are reasonable and necessary to protect the legitimate interests of the other Party and that the other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any of these provisions will probably result in irreparable injury to the other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any such provision, each Party will be authorized and entitled to obtain from any court of competent jurisdiction equitable relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights will be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. Each Party agrees to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 15.2.2 is intended, or should be construed, to limit a Party's rights to equitable relief or any other remedy for a breach of any other provision of this Agreement. Except for (i) any amount awarded to be paid by one Party to the other by the panel of arbitrators in a final and binding arbitration proceeding adjudicated under Section 15.1.3.1, and (ii) any offset of undisputed but unpaid amounts under this Agreement, neither Party will have the right to set off any amount it is owed or believes it is owed against payments due or payable to the other Party under this Agreement.

15.2.3. Neither Party will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Party has already recovered Losses with respect to such matter pursuant to other provisions of this Agreement (including recoveries under Section 13).

15.3. Assignments & Successors.

15.3.1. Assignments & Successors. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 15.3.1 to the contrary, each Party may, without the other Party’s prior written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a Third Party that acquires, by or otherwise in connection with, a merger, sale of assets, reorganization or other similar transaction, all or substantially all of the assets of the Party relating to this Agreement. Any permitted successor or assignee of any rights or obligation under this Agreement must expressly assume the performance thereof in a writing delivered to the non-assigning Party; provided that the assigning Party shall provide notice of such permitted assignment to the non-assigning Party promptly following the occurrence thereof. Notwithstanding any permitted assignment, the assigning Party, in the case of an assignment to the Party’s Affiliate, will remain responsible for the performance by such Affiliate assignee of any obligation hereunder so assigned. Any purported assignment in violation of this Section 15.3.1 will be void.

15.4. Acquiror IP. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control involving either Party or its business after the Effective Date (the Third Party acquiring such Party or its business being the Acquiror), whether by merger, asset purchase or otherwise, as to any such Acquiror, the non-acquired Party shall not obtain rights, licenses, options or access to any Intellectual Property Rights or Know-How, product candidates or products that are held by the Acquiror or any Affiliate of the (but excluding the acquired Party itself), that were not generated through any material use or access to the Intellectual Property Rights or Know-How of the acquired Party, or that are not used in a material fashion by the acquired Party in connection with the Licensed Product under this Agreement.

15.5. Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum [***], after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

15.6. Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by internationally recognized overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Vicore, addressed to:

Vicore Pharma,

Postbox 14, 414 51

Gothenburg, Sweden

with electronic copy sent to both: [***] and [***]

If to NS, addressed to:

NIPPON SHINYAKU CO., LTD.

14, Nishinosho-Monguchicho,

Kisshoin, Minami-ku, Kyoto 601-8550, Japan

[***]

[***]

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by internationally recognized overnight express courier service, the date of delivery will be deemed to be the second Business Day after such notice or request was deposited with such service. It is understood and agreed that this Section 15.6 is not intended to govern the day to day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

15.7. Export Clause. Each Party acknowledges that the laws and regulations of the United States and other countries may restrict the export and re-export of commodities and technical data of United States or such foreign country origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States or foreign government licenses.

15.8. Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

15.9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

15.10. Entire Agreement; Modifications. This Agreement (including attachments) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.11. Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

15.12. Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to an article section, appendix, exhibit or schedule means an article, section of, or appendix, schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) unless otherwise specified, “$” is in reference to United States dollars, (g) the headings contained in this Agreement, in any exhibit or schedule to this Agreement and in the table of contents to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement; and (h) or the context otherwise requires, the word “or” is used in the inclusive sense (and/or).

15.13. Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with generally accepted accounting principles, or in the case of non-United States sales, other applicable Accounting Standards, consistently applied.

15.14. Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

15.15. Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule, Exhibit or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules and Appendices hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Term, as appropriate and in accordance with the provisions of this Agreement.

15.16. Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Signatures transmitted via electronic mail in PDF format will be treated as original signatures.

15.17. Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant laws (including all Applicable Laws) and regulations in exercising its rights and fulfilling its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

Vicore Pharma AB		Nippon Shinyaku Co., Ltd.

By:	/s/ Ahmed Mousa	By:	/s/ Toru Nakai

Name: Ahmed Mousa		Name: Toru Nakai
Title: Chief Executive Officer		Title: President, Representative Director
Date: February 9, 2025		Date: February 9, 2025

Exhibit Index

Exhibit A      [***]

Exhibit B      [***]

Exhibit C      [***]

Exhibit D      Initial Press Release

Exhibit E:      [***]

Exhibit A

[***]

Exhibit B

[***]

Exhibit C

[***]

Exhibit D

Initial Press Release

NEWS RELEASE

NIPPON SHINYAKU CO., LTD. February 9, 2024

Nippon Shinyaku and Vicore Pharma enter into an Exclusive License Agreement to Develop and Commercialize C21 for the treatment of Idiopathic Pulmonary Fibrosis in Japan

KYOTO, Japan, February 9, 2024 - Nippon Shinyaku Co., Ltd. (Nippon Shinyaku; Headquarters: Kyoto: President, Toru Nakai) announced that Nippon Shinyaku and Vicore Pharma Holding AB (publ) (Vicore; Headquarters: Stockholm. Sweden, CEO: Ahmed Mousa. NASDAQ Stockholm: VICO) have entered into an exclusive license agreement for the development and commercialization of C21 for the treatment of idiopathic pulmonary fibrosis (IPF) in the territory of Japan.

IPF is one of the idiopathic interstitial pneumonias, a serious chronic lung disease designated as an intractable disease by the Ministry of Health, Labour and Welfare. IPF causes progressive fibrosis in the lungs, resulting in symptoms such as respiratory dysfunction, dry cough and pulmonary hypertension. IPF is reported to be more common in men over the age of 50, and the average survival time after diagnosis is 3 to 5 years and several months in the case of an acute exacerbation. In Japan, there are a few anti-fibrosis drugs, but the treatment options are very limited and there is a high unmet need for the development of effective therapies.

C21 is a first-in-class orally available small-molecule angiotensin II type 2 receptor agonist (ATRAG) that Vicore is developing overseas for the treatment of IPF. A Phase Ila study (AIR study) is ongoing outside Japan and has shown tolerability and stabilization or improvement in respiratory function at interim analysis in naive IPF patients. A global Phase IIb study (ASPIRE study) is planned to start in the first half of 2024. C21 was granted orphan drug designation by the European Medicines Agency in 2016 and by the U.S. Food and Drug Administration in 2017.

Nippon Shinyaku is focusing on the field of intractable, rare disorders and dedicated to the development and commercialization of therapeutic agents and providing medical information. According to this agreement, Nippon Shinyaku aims to contribute to the treatment for IPF patients by moving forward clinical development and delivering C21 to patients suffering from IPF as soon as possible.

About Vicora Pharma Holding AB(publ)

Vicore is an innovative clinical-stage pharmaceutical company unlocking the potential of a new class of drugs with disease-modifying potential. The company is establishing a portfolio in respiratory diseases, including IPF. Using its unique expertise in ATRAG chemistry and biology, Vicore is further fueling its pipeline with several new therapies across additional potential indications. The company's shares (VICO) are listed on Nasdaq Stockholm's main market. For more information, see www.vicorepharma.com.

Contact

Corporate Communications Dept.. Nippon Shinyaku Co., Ltd.

FAX: +81-75-321-9128

Vicore and Nippon Shinyaku Enter into an Exclusive License Agreement to Develop and Commercialize C21 in Japan

•	C21 is a potentially transformative therapy for the treatment of idiopathic pulmonary fibrosis (IPF)
•	Vicore to receive USD 10 million upfront and is entitled to up to USD 275 million in milestones in addition to tiered royalty payments
•	Nippon Shinyaku has been granted exclusive rights to and will be responsible for development of C21 in Japan
•	Vicore retains rights to develop and commercialize C21 in all markets outside of Japan

Stockholm, February 9, 2024 - Vicore Pharma Holding AB (publ), unlocking the potential of a new class of drug candidates, angiotensin II type 2 receptor agonists (ATRAGs), today announced it has entered into an exclusive licensing agreement with Nippon Shinyaku Co. Ltd., a leading Japanese pharmaceutical company, to develop and commercialize Vicore's drug candidate C21 in Japan.

Under the terms of the agreement, Vicore will receive an upfront payment of USD 10 million and is entitled to potential development and commercial milestone payments up to a total of USD 275 million. Vicore is eligible to receive tiered royalties extending into the low 20s based on annual net sales of C21 in Japan. Nippon Shinyaku holds the exclusive right to develop and commercialize C21 in Japan focusing initially on the treatment of idiopathic pulmonary fibrosis (IPF). Nippon Shinyaku will be operationally and financially responsible for development of C21 in Japan and will contribute Japanese patients and sites to the global late-stage development of C21 at its expense. Vicore retains all rights to C21 in the rest of the world.

C21 is an oral therapy being developed for treatment of IPF and has been granted orphan drug designation by the U.S. Food and Drug Administration and European Medicines Agency. Although IPF affects approximately 34 000 patients in Japan, treatment options are very limited. In the Phase 2a AIR study, 021 demonstrated transformative potential by safely and effectively stabilizing or improving lung function in previously untreated individuals with IPF. A global Phase 2b ASPIRE study is planned to initiate in the first half of this year.

"This partnership is an important milestone in the development of C21", said Ahmed Mousa, CEO of Vicore. "Nippon Shinyaku is an ideal partner that brings expertise in rare disease together with a strong track record of successfully partnering with leading companies to bring innovative treatments to the Japanese market. We look forward to working with the Nippon Shinyaku team and leveraging their expertise to successfully develop and commercialize this product in Japan.”

"IPF is a disease with a high unmet medical need," said Toru Nakai, President & Representative Director of Nippon Shinyaku. "I am delighted to enter into an agreement with Vicore to develop this extremely promising therapy for the Japanese market. C21 will be an important addition to the Nippon Shinyaku portfolio of therapies for rare diseases."

Renexes LLC served as an adviser to Vicore in connection with the transaction.

For further information, please contact:

Ahmed Mousa, CEO, tel: [***], [***]

Hans Jeppsson, CFO, tel: [***], [***]

771JS information constitutes inside information which Vicore Pnarma Holding AB (pub!) is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the contact person set out above on 9 February 2024, at 08.00 CEST.

About Nippon Shinyaku

Based on Nippon Shinyaku's business philosophy, "Helping people lead healthier, happier lives," we aim io be an organization trusted by the awnmunrly through creating unique medicines that will bring hope to patients and families sufferingfrom illness. Please visit our website {https://www.nippon-shinvaku.co.in/enaPsh.A for products or detailed information.

About Vicore Pharma Holding AB (publ)

Vicore is an innovative clinical-stage pharmaceutical company unlocking the potential of a new cJtrss of drugs with disease-modifying potential. The company is establishing a portfolio in respiratory diseases, including idiopathic pulmonary fibrosis (IFF). C21 is a ficst-in-dass orally available small molecule angiotensin 11 type 2 receptor agonist (ATRAG) currently in phase 2a developmentfor IPF. Almee'" (an investigational medical device in clinical development) is a digital therapeutic based on cognitive behavioral therapy created to address the psychological impact of living with pulmonaryfibrosis. Using its unique expertise in ATRAG chemistry and biology, Vicore is further fueling its pipeline with several new therapies across additional potential indications. The company's shares (VICO) ore listed on Nasdaq Stockholm's main market. For more information, see www. vicorepharma.com.

Exhibit E

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